Exhibit 10.6

EXECUTION COPY

$1,500,000,000

CREDIT AGREEMENT

among

THE WESTERN UNION COMPANY,

as the Company,

THE BANKS, ISSUING LENDERS AND SWING LINE BANK PARTIES HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent

and

BARCLAYS BANK PLC

JPMORGAN CHASE BANK, N.A.

MORGAN STANLEY BANK

and

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Documentation Agents

and

CITIBANK, N.A.,

as Administrative Agent

Dated as of September 27, 2006

CITIGROUP GLOBAL MARKETS INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Book Runners

TABLE OF CONTENTS

SECTION 1 DEFINITIONS		1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	18
1.3	Accounting Terms	18
1.4	Exchange Rates; Currency Equivalents	18
1.5	Computation of Dollar Amounts	19
SECTION 2 AMOUNT AND TERMS OF COMMITMENTS		19
2.1	Commitments	19
2.2	Revolving Credit Notes	19
2.3	Procedure for Borrowing	20
2.4	Fees	21
2.5	Termination or Reduction of Commitments	22
2.6	Prepayments	22
2.7	Conversion and Continuation Options	22
2.8	Minimum Amounts of Tranches	23
2.9	Interest Rates and Payment Dates	24
2.10	Computation of Interest and Fees	24
2.11	Inability to Determine Interest Rate	24
2.12	Pro Rata Treatment and Payments	25
2.13	Illegality	28
2.14	Requirements of Law	28
2.15	Taxes	30
2.16	Indemnity	31
2.17	Action of Affected Banks	31
2.18	Bid Loans	32
2.19	Swing Line Commitments	35
2.20	Increase of Commitments	38
2.21	Payment in Full at Maturity	38
2.22	Letter of Credit Subfacility	38
2.23	Indemnification; Nature of Issuing Lender’s Duties	42
2.24	Defaulting Banks	44
SECTION 3 REPRESENTATIONS AND WARRANTIES		45
3.1	Financial Condition	45
3.2	No Change	46
3.3	Corporate Existence; Compliance with Law	46
3.4	Corporate Power; Authorization; Enforceable Obligations	46
3.5	No Legal Bar	46
3.6	No Material Litigation	47
3.7	No Default	47
3.8	Taxes	47
3.9	Federal Regulations	47
3.10	ERISA	47
3.11	Investment Company Act	48
3.12	Purpose of Loans	48

i

3.13	Disclosure	48
3.14	Ranking	48
3.15	Compliance with OFAC, FCPA	48
3.16	Closing Date Representations and Warranties	48
SECTION 4 CONDITIONS PRECEDENT		49
4.1	Conditions to Effectiveness	49
4.2	Conditions to Each Loan	50
SECTION 5 AFFIRMATIVE COVENANTS		51
5.1	Financial Statements	51
5.2	Certificates; Other Information	52
5.3	Conduct of Business and Maintenance of Existence	52
5.4	Inspection of Property; Books, Records and Discussions	52
5.5	Notices	53
5.6	Covenant to Deliver Guaranty	53
SECTION 6 NEGATIVE COVENANTS		54
6.1	Limitation on Significant Subsidiary Indebtedness	54
6.2	Limitation on Liens	55
6.3	Limitation on Sales and Leasebacks	57
6.4	Limitations on Fundamental Changes	57
6.5	Limitations on Restrictions on Dividends	57
6.6	Financial Covenant	57
SECTION 7 EVENTS OF DEFAULT		58
SECTION 8 THE ADMINISTRATIVE AGENT		60
8.1	Appointment	60
8.2	Delegation of Duties	61
8.3	Exculpatory Provisions	61
8.4	Reliance by Administrative Agent	61
8.5	Notice of Default	62
8.6	Non-Reliance on Administrative Agent and Other Banks	62
8.7	Indemnification	63
8.8	Administrative Agent in Its Individual Capacity	63
8.9	Successor Administrative Agent	63
8.10	Syndication Agent, etc.	64
SECTION 9 MISCELLANEOUS		64
9.1	Amendments and Waivers	64
9.2	Notices	65
9.3	No Waiver; Cumulative Remedies	67
9.4	Survival of Representations and Warranties	67
9.5	Payment of Expenses and Taxes	67
9.6	Successors and Assigns; Participations; Purchasing Banks	68
9.7	Adjustments; Set-off	71
9.8	Table of Contents and Section Headings	72
9.9	Confidentiality	72
9.10	Patriot Act Notice	73
9.11	Counterparts	73
9.12	Severability	73

ii

9.13	Integration	73
9.14	GOVERNING LAW	73
9.15	Submission To Jurisdiction; Waivers	73
9.16	Acknowledgements	74
9.17	WAIVERS OF JURY TRIAL	74
9.18	Effectiveness	74
9.19	Judgment Currency	75

iii

Schedules
Schedule 1.1	Banks and Commitments
Schedule 3.6	Material Litigation

Exhibits
Exhibit A	Revolving Credit Note
Exhibit B	Borrowing Certificate
Exhibit C	Opinion of Counsel
Exhibit D	Commitment Transfer Supplement
Exhibit E	Bid Note
Exhibit F	Bid Quote
Exhibit G	Bid Loan Confirmation
Exhibit H	Bid Loan Request
Exhibit I	Form of Swing Line Note
Exhibit J	Form of Commitment Increase Supplement

CREDIT AGREEMENT, dated as of September 27, 2006, among THE WESTERN UNION COMPANY, a Delaware corporation (the “Company”), the several banks and other financial institutions from time to time parties to this Agreement (the “Banks”), CITIBANK, N.A., in its capacity as the Swing Line Bank (in such capacity, together with its successors in such capacity, the “Swing Line Bank”), CITIBANK, N.A. AND WELLS FARGO BANK, NATIONAL ASSOCIATION, in their capacity as Issuing Lenders (in such capacity, together with their successors in such capacity, the “Issuing Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent (in such capacity, the “Syndication Agent”), BARCLAYS BANK PLC, JPMORGAN CHASE BANK, N.A., MORGAN STANLEY BANK and WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agents, and CITIBANK, N.A., as administrative agent for the Banks hereunder (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Company has requested the Banks to make Loans and issue Letters of Credit to the Company, and the Banks are willing to make Loans and issue Letters of Credit to the Company, subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by Citibank at its principal office in New York, New York as its base rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by Citibank as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the ABR shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons per forming similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: with respect to each day for each Type of Loan and for the Letter of Credit Fee, the rate per annum based on the Ratings in effect on such day, as set forth under the relevant column heading below:

Rating	Eurodollar Loans and Letter of Credit Fee
Rating I	0.150%
Rating II	0.190%
Rating III	0.270%
Rating IV	0.350%
Rating V	0.525%

“Applicable Time”: with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Available Commitment”: as to any Bank at any time, an amount equal to the excess, if any, of (a) the amount of such Bank’s Commitment over (b) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of all Loans made by such Bank then outstanding plus the Bank’s Commitment Percentage of outstanding Swing Line Loans and LOC Obligations at such time.

“Bankruptcy Code”: the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bid Loan”: each advance made to the Company pursuant to subsection 2.18.

“Bid Loan Confirmation”: a bid loan confirmation, substantially in the form of Exhibit G, to be delivered by the Company to the Administrative Agent in accordance with subsection 2.18(b)(iv).

“Bid Loan Request”: a bid loan request, substantially in the form of Exhibit H, to be delivered by the Company to the Administrative Agent in accordance with subsection 2.18(b)(i) in writing, by facsimile transmission, or by telephone immediately confirmed by facsimile transmission.

“Bid Note”: as defined in subsection 2.18.

“Bid Quote”: a bid quote substantially in the form of Exhibit F, to be delivered by a Bank to the Administrative Agent in accordance with subsection 2.18(b) in writing, by facsimile transmission, or by telephone immediately confirmed by facsimile transmission.

“Borrowing Certificate”: a notice of borrowing and certificate of the Company substantially in the form of Exhibit B.

“Borrowing Date”: any Business Day specified in a notice furnished pursuant to subsection 2.3, 2.18 or 2.19 as a date on which the Company requests the Banks or the Swing Line Bank, as the case may be, to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that (a) when used to describe the date of any borrowing of, or any payment or interest rate determination in respect of, a Eurodollar Loan, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in Dollar deposits in the London interbank market and (b) when used in connection with a Foreign Currency Loan, the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of such Foreign Currency (or, in the case of a Foreign Currency Loan denominated in Euro, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Change of Control”: any acquisition by any Person or Group of Persons, either directly or indirectly, of (a) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of the Company (or any other Person to which all or substantially all of the properties and assets of the Company have been transferred), through beneficial ownership of the Capital Stock of the Company (or such other Person) or through contract, agreement, arrangement or proxy, or (b) all or substantially all of the properties and assets of the Company.

“Citibank”: Citibank, N.A., together with its successors and/or assigns.

“Closing Date”: the date on which this Agreement becomes effective in accordance with subsection 4.1.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Bank, the obligation of such Bank (a) to make Revolving Credit Loans to the Company hereunder, (b) to participate in Swing Line Loans made to the Company hereunder and (c) to purchase participation interests in the Letters of Credit, in an aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) at any one time outstanding not to exceed the amount set forth opposite such Bank’s name on Schedule 1.1 or in the Commitment Transfer Supplement pursuant to which it became a Bank, as such amount may be reduced pursuant to subsection 2.5 or subsection 9.6 or increased pursuant to subsection 2.20 or subsection 9.6.

“Commitment Percentage”: as to any Bank at any time, the percentage of the aggregate Commitments then constituted by such Bank’s Commitment.

“Commitment Period”: the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

“Committed Swing Line Loan”: as defined in subsection 2.19(a).

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

“Competitor”: any Person significantly and directly engaged in the business of payment instruments or consumer funds transfers.

“Consolidated Net Assets”: the gross book value of the assets of the Company and its Subsidiaries (which under GAAP would appear on the consolidated balance sheet of the Company and its Subsidiaries) less all reserves (including, without limitation, depreciation, depletion and amortization) applicable thereto and less (i) minority interests and (ii) liabilities (determined in accordance with GAAP) which, in accordance with their terms, will be settled within one year after the date of determination.

“Consolidated Net Income”: the net income of the Company and its Subsidiaries (which under GAAP would appear on the consolidated income statement of the Company and its Subsidiaries), excluding, however, (i) any equity of the Company or a Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary, (ii) gains from the write-up in the book value of any asset and (iii) in the case of an acquisition of any Person which is accounted for on a purchase basis, earnings of such Person prior to its becoming a Subsidiary.

“Consolidated Net Worth”: the sum of (i) the par value (or value stated on the books of such corporation) of the capital stock of all classes of the Company and its Subsidiaries, plus (or minus in the case of a deficit) (ii) the amount of the consolidated surplus, whether capital or earned, of the Company and its Subsidiaries, and plus (or minus in the case of a deficit) (iii) retained earnings of the Company and its Subsidiaries, all as determined in accordance with GAAP; provided, however, that Consolidated Net Worth shall exclude the effects of currency translation adjustments and the application of FAS 115.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulted Amount”: with respect to any Bank at any time, any amount required to be paid by such Bank to the Administrative Agent or any other Bank hereunder at or prior to such time that has not been so paid as of such time. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.24(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Bank”: at any time, a Bank that, at such time, owes a Defaulted Loan or a Defaulted Amount.

“Defaulted Loan”: with respect to any Bank at any time, the portion of any Loan required to be made by such Bank to the Company pursuant to Section 2.1, 2.18, 2.19 or 2.22(e) at or prior to such time that has not been made by such Bank. In the event that a portion of a Defaulted Loan shall be deemed paid pursuant to Section 2.12(c), the remaining portion of such Defaulted Loan shall be considered a Defaulted Loan originally required to be paid hereunder on the same date as the Defaulted Loan so deemed paid in part.

“Dollar Amount”: at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of any Foreign Currency or an amount denominated in such Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) applicable to such Foreign Currency.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Dollar Loans”: the collective reference to Fixed Rate Bid Loans and ABR Loans.

“EBITDA”: for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) any other non-cash deductions, losses or charges made in determining net income for such period (f) extraordinary losses or charges and (g) one-time transaction fees and expenses incurred in connection with the spin-off of the Company from First Data Corporation, or the issuance of (or refinancing of) Indebtedness incurred in connection with such spin-off, and minus extraordinary gains, in each case determined in accordance with GAAP for such period.

“EMU”: Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation”: legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws”: any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro” shall mean the single currency of Participating Member States of the European Union.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based on the Eurodollar Rate.

“Eurodollar Rate”: a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage”: for any day, (A) for any Eurodollar Loan with respect to which the Mandatory Cost Rate does not apply, the maximum rate (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against Eurocurrency Liabilities (as that term is used in Regulation D), if such liabilities were outstanding and (B) for any Eurodollar Loan with respect to which the Mandatory Cost Rate does apply, zero (0). The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Individuals”: with respect to any Person, the officers, directors, employees, agents and representatives of such Person involved, directly or indirectly, in the payment instruments and consumer funds transfer business of such Person.

“Extension of Credit”: as to any Bank, the making of a Loan or a Swing Line Loan by such Bank or the issuance of, or participation in, a Letter of Credit by such Bank.

“Facility Fee Rate”: for each day during each calculation period, a rate per annum based on the Ratings in effect on such day, as set forth below:

Rating	Facility Fee Rate
Rating I	0.050%
Rating II	0.060%
Rating III	0.080%
Rating IV	0.100%
Rating V	0.125%

“Federal Funds Effective Rate”: as defined in the definition of “ABR”.

“Federal Reserve Board”: the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fee Letters”: collectively, (a) the letter agreement dated September 7, 2006 addressed to the Company from the Administrative Agent and the Lead Arranger, as amended, modified or otherwise supplemented and (b) the letter agreement dated September __, 2006 addressed to the Company from the Syndication Agent, as amended, modified or otherwise supplemented.

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fixed Rate Bid Loan”: any Bid Loan made at a fixed rate (as opposed to a rate based upon the Eurodollar Rate).

“Fixed Rate Bid Loan Request”: any Bid Loan Request requesting the Banks to offer to make Fixed Rate Bid Loans.

“Foreign Currency”: (a) Euros and (b) British Pound Sterling.

“Foreign Currency Equivalent”: with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) applicable to such Foreign Currency.

“Foreign Currency Loan”: any Loan denominated in a Foreign Currency.

“Funded Indebtedness”: any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which would, in accordance with GAAP, be classified as long-term debt, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

“GAAP”: as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to United States generally accepted accounting principles.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group of Persons” means any related Persons that would constitute a “group” for purposes of Section 13(d) and Rule 13d-5 under the Securities Exchange Act of 1934, as amended (as such Section and Rule are in effect as of the date of this Agreement).

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), and without duplication, any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing the payment or in effect guaranteeing the payment of any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; provided, however, that the term Guarantee Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business or (y) any bond or guarantee given by the Company or any Subsidiary on behalf of any Subsidiary solely for the performance of contractual obligations with customers or on behalf of customers in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary payment obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Indebtedness”: of any Person at any date and without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities not more than 60 days past due incurred in the ordinary course of business and payable in accordance with customary practices or endorsements for the purpose of collection in the ordinary course of business and excluding the deferred purchase price of property or services to be repaid through earnings of the purchaser to the extent such amount is not characterized as indebtedness in accordance with GAAP), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all payment obligations of such Person in respect of acceptances issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof; provided that, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such indebtedness and (ii) the book value of the property subject to such Lien at the time of determination. For the purposes of this definition, the following shall not constitute Indebtedness: the issuance of payment instruments, consumer funds transfers, or other amounts paid to or received by the Company, any of its Subsidiaries or any agent thereof in the ordinary course of business in order for the Company or such Subsidiary to make further distribution to a third party, to the extent payment in respect thereof has been received by the Company, such Subsidiary or any agent thereof.

“Information Materials”: the Confidential Information Memorandum dated September 2006 in respect of the transactions contemplated hereby sent by Citibank to each of the Banks, including all supplements and amendments thereto.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Interest Payment Date”: (a) as to any ABR Loan other than a Swing Line Loan, the last day of each March, June, September and December and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less or any Fixed Rate Bid Loan having an Interest Period of 90 days or less, the last day of such Interest Period, (c) as to any Eurodollar Loan or Fixed Rate Bid Loan having an Interest Period longer than three months or 90 days, respectively, each day which is three months or 90 days, respectively, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Swing Line Loan, each of the dates occurring at thirty day intervals after the Borrowing Date of such Swing Line Loan and the date of payment of principal thereof.

“Interest Period”:

(a) with respect to any Eurodollar Loan:

(i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six, or, subject to clause (G) of this definition, two weeks or nine or twelve months thereafter, as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six, or, subject to clause (G) of this definition, two weeks or nine or twelve months, thereafter, as selected by the Company by irrevocable notice to the Administrative Agent not less than (x) with respect to Eurodollar Loans denominated in Dollars, three Business Days prior to the last day of the then current Interest Period with respect thereto and (y) with respect to Eurodollar Loans denominated in Foreign Currency, four Business Days prior to the last day of the then current Interest Period with respect thereto; and

(b) with respect to any Bid Loan, the period specified in the Bid Loan Confirmation with respect to such Bid Loan;

provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B) if any Interest Period pertaining to a Fixed Rate Bid Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day;

(C) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date;

(D) if the Company shall fail to give notice as provided in clause (a)(ii) above, the Company shall be deemed to have selected (A) in the case of Loans denominated in Dollars, an ABR Loan to replace the affected Eurodollar Loan and (B) in the case of Loans denominated in Foreign Currencies, an Interest Period of one month;

(E) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(F) no more than eight (8) Eurodollar Loans may be in effect at any time. For purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they shall begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period; and

(G) in the case of any such Eurodollar Loans, the Company and shall not be entitled to select an Interest Period having a duration of two weeks, nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Bank notifies the Administrative Agent that such Bank will be providing funding for such Eurodollar Loans with such Interest Period (the failure of any Bank to so respond by such time being deemed for all purposes of this Agreement as an objection by such Bank to the requested duration of such Interest Period); provided that, if any or all of the Banks object to the requested duration of such

Interest Period, the duration of the Interest Period for such Eurodollar Loans shall be one, two, three or six months, as specified by the Company in the applicable Borrowing Certificate as the desired alternative to an Interest Period of two weeks or nine or twelve months, provided, that the Company shall not be entitled to select an Interest Period having duration of two weeks for any Interest Period commencing later than December 29, 2006.

“Issuing Lender”: with respect to any Letter of Credit, Citibank, N.A., Wells Fargo Bank, National Association or any other Lender that has a LOC Commitment, as chosen by the Company.

“Issuing Lender Fees”: as defined in subsection 2.4.

“Lead Arrangers”: Citigroup Global Markets Inc. and Wells Fargo Bank, National Association.

“Letter of Credit” any letter of credit issued by an Issuing Lender pursuant to the terms hereof, as such Letter of Credit may be amended, modified, extended, renewed or replaced from time to time.

“Letter of Credit Facing Fee”: as defined in subsection 2.4.

“Letter of Credit Fee”: as defined in subsection 2.4.

“LIBOR”: for any Eurodollar Loan for any Interest Period therefor, either (a) the rate of interest per annum determined by the Administrative Agent appearing on (x) in the case of Dollars, the Telerate Page 3750 (or any successor page), (y) in the case of a Foreign Currency other than Euros, the appropriate page of the Telerate screen which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency and (z) in the case of Euros, Page 248 of the Moneyline Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) (or, in each case, (i) such other page or service as may replace such page on such system or service for the purpose of displaying such rates and (ii) if more than one rate appears on such screen, the arithmetic mean for all such rates) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 A.M. (London time), on the second full Business Day preceding the first day of such Interest Period, and in an amount approximately equal to the amount of the Eurodollar Loan and for a period approximately equal to such Interest Period or (b) if such rate is for any reason not available, the rate per annum equal to the rate at which the Administrative Agent or its designee is offered deposits in such currency at or about 11:00 A.M. (London time), two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for settlement in immediately available funds, for delivery on the first day of such Interest Period for the number of days comprised therein, and in an amount comparable to the amount of the Eurodollar Loan to be outstanding during such Interest Period. With respect to any Eurodollar Loan denominated in British Pounds Sterling, for any Interest Period, “LIBOR” shall mean the rate equal to the sum of (A) the rate determined in accordance with the foregoing terms of this definition plus (B) the Mandatory Cost Rate for such Interest Period.

“LIBOR Bid Loan”: any Bid Loan made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

“LIBOR Bid Loan Request”: any Bid Loan Request requesting the Banks to offer to make LIBOR Bid Loans.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), it being understood that the holding of money or investments for the purpose of honoring payment instruments or consumer funds transfers, or other amounts paid to or received by the Company, any of its Subsidiaries or any agent thereof in the ordinary course of business in order for the Company or such Subsidiary to make further distribution to a third party, shall not be considered a “Lien” for the purposes of this definition.

“Loan Documents”: this Agreement, the LOC Documents and the Notes.

“Loans”: Revolving Credit Loans, Swing Line Loans and Bid Loans.

“LOC Commitment”: (a) the commitment of each Issuing Lender to issue Letters of Credit in an aggregate available Dollar Amount (determined as of the most recent Revaluation Date) of Letters of Credit issued by such Issuing Lender at any one time outstanding not to exceed the amount set forth opposite such Issuing Lender’s name on Schedule 1.1 as such amount may be reduced pursuant to subsection 2.5 or subsection 9.6 or increased pursuant to subsection 2.20 or subsection 9.6 and (b) with respect to each Bank, the commitment of such Bank to purchase participation interests in the Letters of Credit up to such Bank’s Commitment Percentage of all LOC Obligations.

“LOC Committed Amount”: collectively, the aggregate amount of all of the LOC Commitments of the Banks to issue and participate in Letters of Credit as referenced in subsection 2.22 and, individually, the amount of each Bank’s LOC Commitment.

“LOC Documents”: with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

“LOC Mandatory Borrowing”: as defined in subsection 2.22(f).

“LOC Obligations”: at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lenders but not theretofore reimbursed.

“Majority Banks”: at any time, the Banks holding (or under subsection 2.19(e) participating in) more than 50% of the aggregate unpaid principal amount of the Revolving Credit Loans and Participation Interests or, if no Loans and Participation Interests are then outstanding, the Banks holding more than 50% of the aggregate amount of the Commitments.

“Mandatory Cost Rate”: with respect to any Loan or other Obligation booked outside the United States for any Interest Period, a rate per annum reflecting the cost to the Banks of complying with all reserve, special deposit, capital adequacy, solvency, liquidity ratios, fees or other requirements of or imposed by the Bank of England, the Financial Services Authority, the European Central Bank or any other governmental or regulatory authority for such Interest Period attributable to such Loan or Obligation (rounded up if necessary to 4 decimal places) as conclusively determined by the Administrative Agent.

“Material Adverse Effect”: a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Notes.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Notes”: the collective reference to the Revolving Credit Notes, the Swing Line Notes and Bid Notes.

“Obligations”: all of the obligations, indebtedness and liabilities of the Company to the Banks (including the Issuing Lenders and the Swing Line Bank) and the Administrative Agent, whenever arising, under this Agreement, the Notes or any of the other Loan Documents including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to the Company, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Participant”: as defined in subsection 9.6(b).

“Participating Member State”: each country so described in any EMU Legislation.

“Participation Interest”: the purchase by a Bank of a participation interest in Letters of Credit as provided in subsection 2.22 and in Swing Line Loans as provided in Section 2.19.

“Person”: an individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling”: British pounds sterling, the lawful currency of the United Kingdom.

“Prime Rate”: as defined in the definition of ABR.

“Principal Facility”: the real property, fixtures, machinery and equipment relating to any facility owned by the Company or any Subsidiary, except for any facility that, in the opinion of the Board of Directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

“Purchased Receivables”: accounts receivable purchased by the Company or any of its Subsidiaries from third parties and not originally created by the sale of goods or services by the Company or any of its Subsidiaries.

“Purchased Receivables Financing”: any financing transaction pursuant to which Purchased Receivables are sold, transferred, securitized or otherwise financed by any Receivables Subsidiary and as to which there is no recourse to the Company or any of its other Subsidiaries (other than customary representations and warranties made in connection with the sale or transfer of Purchased Receivables).

“Purchasing Banks”: as defined in subsection 9.6(c).

“Rating”: the respective rating of each of the Rating Agencies applicable to the long-term senior unsecured non-credit enhanced debt of the Company, as announced by the Rating Agencies from time to time.

“Rating Agencies”: collectively, S&P and Moody’s.

“Rating Category”: each of Rating I, Rating II, Rating III, Rating IV and Rating V.

“Rating I”, “Rating II”, “Rating III”, “Rating IV” and “Rating V”: the respective Ratings set forth below:

Rating Category	S&P	Moody’s
Rating I	greater than or equal to A	greater than or equal to A2
Rating II	equal to A-	equal to A3
Rating III	equal to BBB+	equal to Baa1
Rating IV	equal to BBB	equal to Baa2•
Rating V	less than BBB	less than Baa2

provided, that (i) if on any day the Ratings of the Rating Agencies do not fall in the same Rating Category, and the lower of such Ratings (i.e., the Rating Category designated by a numerically higher Roman numeral) is one Rating Category lower than the higher of such Ratings, then the Rating Category of the higher of such Ratings shall be applicable for such day, (ii) if on any day the Ratings of the Rating Agencies do not fall in the same Rating Category, and the lower of such Ratings is more than one Rating Category lower than the higher of such Ratings, then the Rating Category next lower from that of the higher of such Ratings shall be applicable for such day, (iii) if on any day the Rating of only one of the Rating Agencies is available, then the Rating Category determined by such Rating shall be applicable for such day and (iv) if on any day a Rating is available from neither of the Rating Agencies, then Rating V shall be applicable for such day. Any change in the applicable Rating Category resulting from a change in the Rating of a Rating Agency shall become effective on the date such change is publicly announced by such Rating Agency.

“Receivables Subsidiary”: any Subsidiary of the Company which purchases Purchased Receivables directly or to which Purchased Receivables are transferred by the Company or any of its Subsidiaries, in either case with the intention of engaging in a Purchased Receivables Financing.

“Regulation U”: Regulation U of the Board of Governors of the Federal Reserve System.

“Regulation X”: Regulation X of the Board of Governors of the Federal Reserve System.

“Reimbursement Obligation”: the obligation of the Company to reimburse the Issuing Lenders pursuant to subsection 2.22(d) for amounts drawn under Letters of Credit.

“Related Financings”: the $2,400,000,000 credit facility among First Financial Management Corporation, a wholly owned Subsidiary of the Company, the lenders parties thereto and Citicorp North America, Inc., as administrative agent, and any refinancings thereof.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law (including, without limitation, Environmental Laws), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chairman and the chief executive officer of the Company, the chief financial officer of the Company, the treasurer of the Company or the senior vice president-finance of the Company.

“Revaluation Date”: with respect to any Extension of Credit, each of the following: (a) in connection with the origination of any new Extension of Credit, the Business Day which is the earliest of the date such credit is extended or the date the rate is set; (b) in connection with any extension or conversion or continuation of an existing Loan, the Business Day that is the earlier of the date such advance is extended, converted or continued, or the date the rate is set, as applicable, in connection with any extension, conversion or continuation; (c) each date a Letter of Credit is issued or renewed or amended in such a way as to modify the LOC Obligations; (d) the date of any reduction of the Commitments; and (e) such additional dates as the Administrative Agent or the Majority Banks shall deem necessary. For purposes of determining availability hereunder, the rate of exchange for any Foreign Currency shall be the Spot Rate.

“Revolving Credit Loan”: as defined in subsection 2.1.

“Revolving Credit Note”: as defined in subsection 2.2.

“S&P”: Standard & Poor’s Ratings Services.

“Short-Term Ratings”: with respect to any Person, the short-term debt ratings of such Person issued by the Rating Agencies.

“Significant Subsidiary”: at any date, any Subsidiary of the Company which, together with its Subsidiaries, (i) has a proportionate share of Consolidated Net Assets that exceeds 10% at the time of determination or (ii) has equity in the Consolidated Net Income that exceeds 10% for the period of the four most recently completed fiscal quarters preceding the time of determination.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Spin-Off Financial Statements”: as defined in subsection 3.1.

“Spot Rate”: with respect to any Foreign Currency, the rate quoted by Citibank as the spot rate for the purchase by Citibank of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 A.M. New York City time, on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Swing Line Commitment”: the obligation of the Swing Line Bank to make Committed Swing Line Loans pursuant to subsection 2.19 in an aggregate amount at any one time outstanding up to $150,000,000.

“Swing Line Loan”: as defined in subsection 2.19(a).

“Swing Line Note”: as defined in subsection 2.19(b).

“Termination Date”: September 27, 2011.

“Tranche”: the reference to Eurodollar Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as “Eurodollar Tranches”.

“Transferee”: as defined in subsection 9.6(f).

“Treaty on European Union”: the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unrefunded Swing Line Loans”: as defined in subsection 2.19(d).

“Utilization Fee Rate”: for each day during each calculation period, a rate per annum based on the Ratings in effect on such day, as set forth below:

Rating	Utilization Fee Rate
Rating I	0.050%
Rating II	0.050%
Rating III	0.100%
Rating IV	0.100%
Rating V	0.100%

“Western Union Form 10”: the Form 10 of the Company, filed with the Securities Exchange Commission on June 6, 2006, as amended prior to the Closing Date.

1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company delivered to the Banks; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and the Company, the Majority Banks or the Administrative Agent shall so request, the Administrative Agent, the Banks and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Extensions of Credit and amounts outstanding hereunder denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with an Extension of Credit, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar Amount (rounded upwards to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

1.5 Computation of Dollar Amounts.

References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1 Commitments.

(a) Subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans (each, a “Revolving Credit Loan”; collectively, the “Revolving Credit Loans”) in Dollars and in Foreign Currencies to the Company from time to time during the Commitment Period in an aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) at any one time outstanding which, when added to the amount of such Bank’s Commitment Percentage of the aggregate principal amount of all Swing Line Loans and LOC Obligations then outstanding, shall not exceed the amount of such Bank’s Commitment; provided that, (i) after giving effect to the use of proceeds of Revolving Credit Loans to repay any Swing Line Loans or LOC Obligations, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Revolving Credit Loans, Swing Line Loans, Bid Loans and LOC Obligations outstanding at any one time shall not exceed the aggregate amount of the Commitments at such time; and (ii) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Revolving Credit Loans that are Foreign Currency Loans outstanding to the Company shall not exceed $250,000,000. During the Commitment Period the Company may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans, or (iii) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections 2.3 and 2.7, provided that (1) no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date and (2) all Foreign Currency Loans must be Eurodollar Loans.

2.2 Revolving Credit Notes. The Revolving Credit Loans made by each Bank shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit A with appropriate insertions as to payee, date and principal amount (a “Revolving Credit Note”), payable to the order of such Bank and in a principal Dollar Amount equal to such Bank’s Commitment. Each Bank is hereby authorized to record the date, Type, currency and amount of each Revolving Credit Loan made by such Bank, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Revolving Credit Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of any Bank to make any such recordation (or any error in such recordation) shall not affect the obligations of the Company hereunder or under any Revolving Credit Note in respect of the Revolving Credit Loans. Each Revolving Credit Note shall (x) be dated the Closing Date, (y) be stated to mature on the Termination Date and (z) provide for the payment of interest in accordance with subsection 2.9.

2.3 Procedure for Borrowing. The Company may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Company shall deliver to the Administrative Agent a Borrowing Certificate (which certificate to be effective on the requested Borrowing Date must be received by the Administrative Agent (a) prior to 12:00 noon, New York City time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, (b) prior to 10:00 A.M., London, England time, four Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be Foreign Currency Loans and (c) prior to 12:00 noon, New York City time, on the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the currency to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof (if the borrowing is to be denominated in a Foreign Currency, the borrowing must be comprised entirely of Eurodollar Loans) and (v) if the borrowing is to be entirely or partly of Eurodollar Loans, the aggregate amount of such Eurodollar Loans and the amounts of each such Eurodollar Loan and the respective length of the initial Interest Period therefor. Each borrowing under the Commitments shall be in a Dollar Amount equal to (x) in the case of ABR Loans other than a Swing Line Loan, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Commitments are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of a Borrowing Certificate, the Administrative Agent shall promptly notify each Bank thereof.

Each Bank will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Company at the applicable office of the Administrative Agent specified in subsection 9.2 or such other office specified by the Administrative Agent from time to time prior to (a) 2:00 P.M., New York City time in the case of ABR Loans and 11:00 A.M., New York City time in the case of Eurodollar Loans denominated in Dollars and (b) the Applicable Time specified by the Administrative Agent in the case of any Foreign Currency Loan, on the Borrowing Date requested by the Company in Dollars or the applicable Foreign Currency and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Company by the Administrative Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent.

2.4 Fees.

(a) The Company agrees to pay to the Administrative Agent, for the account of each Bank, a facility fee for the period from and including the Closing Date through the Termination Date, calculated as an amount equal to the product of (i) the Facility Fee Rate and (ii) the average daily amount of the Commitment of such Bank (regardless of usage) during the period for which such facility fee is calculated, payable in arrears on the last day of each December, March, June and September (for the quarterly period ended on such date) and on the Termination Date or such earlier date on which the Commitments shall terminate as provided herein (for the period from the last quarterly payment date to the Termination Date or such other date, as applicable). Such payments shall commence on December 31, 2006, and such first payment shall be for the period from the Closing Date through December 31, 2006.

(b) The Company agrees to pay to the Administrative Agent, the Syndication Agent and the Lead Arranger for their own account, as the case may be, the fees in the respective amounts and at the respective times set forth in the Fee Letters.

(c) If on any date the aggregate outstanding principal Dollar Amount (determined as of the most recent Revaluation Date) of Loans and LOC Obligations hereunder exceeds 50% of the aggregate Commitments of all Banks hereunder, the Company will pay to the Administrative Agent for the ratable benefit of the Banks a utilization fee (the “Utilization Fee”) at a per annum rate equal to the Utilization Fee Rate in effect on such date on the outstanding principal Dollar Amount (determined as of the most recent Revaluation Date) of Loans and LOC Obligations, payable in arrears on the last day of each December, March, June and September (for the quarterly period ended on such date) and on the Termination Date.

(d) In consideration of the LOC Commitments, the Company agrees to pay to the Administrative Agent a fee (the “Letter of Credit Fee”) equal to the Applicable Margin per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be for the ratable benefit of the Banks (including the Issuing Lenders).

(e) In addition to the Letter of Credit Fees payable pursuant to subsection (d) hereof, the Company shall pay to each Issuing Lender for its own account without sharing by the other Banks the reasonable and customary charges from time to time of such Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). Each Issuing Lender may charge, and retain for its own account without sharing by the other Banks, an additional facing fee (the “Letter of Credit Facing Fee”) in an amount per annum to be agreed between the applicable Issuing Lender and the Company on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Letter of Credit Facing Fee shall be payable quarterly in arrears on the last day of each December, March, June and September (for the quarterly period ended on such date) and on the Termination Date.

2.5 Termination or Reduction of Commitments. The Company shall have the right, upon not less than five Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments, provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of the Loans and LOC Obligations then outstanding would exceed the Commitments then in effect. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Commitments then in effect. Any reduction or termination of the Commitment of the Swing Line Bank shall automatically result in a termination or reduction of the Swing Line Commitment of the Swing Line Bank such that, after giving effect thereto, the Swing Line Commitment of the Swing Line Bank is equal to or less than the Commitment of the Swing Line Bank.

2.6 Prepayments. (a) Subject to subsection 2.16, the Company may at any time and from time to time prepay the Revolving Credit Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Administrative Agent given prior to 10:00 A.M., New York City time, at least three Business Days in advance in the case of Eurodollar Loans and on the requested prepayment date in the case of ABR Loans, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. The Company shall not have the right to prepay any principal amount of any Bid Loan without the prior written consent of the applicable Bank then making such Bid Loan.

(b) If at any time after the Closing Date, (i) the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Credit Loans, Swing Line Loans, Bid Loans and LOC Obligations shall exceed the aggregate amount of the Commitments at such time or (ii) the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of Revolving Credit Loans that are Foreign Currency Loans outstanding to the Company exceeds $250,000,000, in each case, the Loans shall immediately be prepaid in an amount sufficient to eliminate such excess.

2.7 Conversion and Continuation Options.

(a) The Company may elect from time to time to convert Revolving Credit Loans that are Eurodollar Loans denominated in Dollars to ABR Loans, by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert ABR Loans to Eurodollar Loans denominated in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof. All or any part of outstanding Eurodollar Loans denominated in Dollars and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Banks have determined that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, subsection 2.8 shall not have been contravened and (iii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date. For purposes of this subsection, any reference to an ABR Loan shall be deemed to exclude any Swing Line Loan.

(b) Any Revolving Credit Loans that are Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Banks have determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 2.8 would be contravened or (iii) after the date that is one month prior to the Termination Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof.

(c) Unless otherwise agreed to by the Majority Banks, upon the occurrence and during the continuance of any Event of Default, all Foreign Currency Loans then outstanding shall be exchanged into Dollars (based on the Dollar Amount (determined as of the most recent Revaluation Date) of such Foreign Currency Loans on the date of redenomination) on the last day of the then current Interest Periods of such Foreign Currency Loans; provided that in each case the Company shall be liable for any currency exchange loss related to such payments and shall promptly pay to each Bank upon receipt of notice thereof by the Company from such Bank the amount of any such loss incurred by such Bank.

2.8 Minimum Amounts of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to a Dollar Amount (determined as of the most recent Revaluation Date) of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.9 Interest Rates and Payment Dates.

(a) Each ABR Loan shall bear interest at a rate per annum equal to the ABR.

(b) Each Revolving Credit Loan that is a Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(c) Each Bid Loan shall bear interest as provided in subsection 2.18.

(d) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of overdue interest, the rate described in paragraph (a) of this subsection plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

(e) Interest on each Revolving Credit Loan and each Swing Line Loan shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this subsection shall be payable on demand. Interest on each Bid Loan shall be payable as set forth in the applicable Bid Note.

2.10 Computation of Interest and Fees.

(a) Facility fees and, whenever it is calculated on the basis of the Prime Rate, interest on ABR Loans and Foreign Currency Loans denominated in Pounds Sterling, shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; otherwise, interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Banks of each determination of a Eurodollar Rate. The Administrative Agent shall as soon as practicable notify the Company and the Banks of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.9(b) or (c).

2.11 Inability to Determine Interest Rate. In the event that prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Banks that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic (confirmed in writing) notice thereof to the Company and the Banks as soon as practicable thereafter. If such notice is given (w) any affected Foreign Currency Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the Company, in Dollars as ABR Loans or such request shall be cancelled, (x) any Eurodollar Loans denominated in Dollars requested to be made on the first day of such Interest Period shall be made as ABR Loans or Fixed Rate Bid Loans based upon the ABR, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans in Dollars and (z) any Loans that pursuant to subsection 2.7(b) were to have been continued on the first day of such Interest Period as Eurodollar Loans shall be converted to ABR Loans in Dollars. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Company have the right to convert Loans to Eurodollar Loans.

2.12 Pro Rata Treatment and Payments.

(a) Each borrowing of Revolving Credit Loans and any reduction of the Commitments shall be made pro rata according to the respective Commitment Percentages of the Banks. Unless otherwise required by the terms of this Agreement, each payment under this Agreement or any Note shall be applied, first, to any fees then due and owing by the Company pursuant to subsection 2.4, second, to interest then due and owing in respect of the Notes of the Company and, third, to principal then due and owing hereunder and under the Notes of the Company. Each payment on account of any fees pursuant to subsection 2.4 for the account of Banks shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fee and the Issuing Lender Fees). Each payment (other than prepayments) by the Company on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective amounts due and owing. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in the same Foreign Currency as such Loan. Payments made pursuant to subsection 2.13 shall be applied in accordance with such section. All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without defense, set-off or counterclaim (except as provided in subsection 2.15(b)) and shall be made to the Administrative Agent for the account of the Banks at the Administrative Agent’s office specified in subsection 9.2 or such other office specified by the Administrative Agent in immediately available funds and (i) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 12:00 noon New York City time on the date when due and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, unless otherwise specified herein, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due. Any payment received after the foregoing deadlines shall be deemed received on the next Business Day. The Administrative Agent shall distribute such payments to the Banks entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Notwithstanding any other provisions of this Agreement to the contrary, after the exercise of remedies by the Administrative Agent or the Banks pursuant to Section 7 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Loan Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Bank on account of the Obligations or any other amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Banks under the Loan Documents;

SECOND, to the payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Banks in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Obligations owing to such Bank;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations and the payment or cash collateralization of the outstanding LOC Obligations;

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses ”FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Banks shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Bank bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lenders from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this subsection 2.12(b).

(c) Unless the Administrative Agent shall have been notified in writing by any Bank prior to a Borrowing Date that such Bank will not make the amount that would constitute its Commitment Percentage of the borrowing of a Revolving Credit Loan on such date available to the Administrative Agent, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Administrative Agent on a date after such Borrowing Date, such Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (as defined in the definition of “ABR”) during such period as quoted by the Administrative Agent, (ii) the amount of such Bank’s Commitment Percentage of such borrowing, and (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank’s Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Bank’s Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Bank within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Company.

(d) Unless the Administrative Agent shall have been notified in writing by the Company, prior to the date on which any payment is due from the Company hereunder (which notice shall be effective upon receipt) that the Company does not intend to make such payment, the Administrative Agent may assume that the Company has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Bank on such payment date an amount equal to the portion of such assumed payment to which such Bank is entitled hereunder, and if the Company has not in fact made such payment to the Administrative Agent, such Bank shall, on demand, repay to the Administrative Agent the amount made available to such Bank. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Bank, such Bank shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Bank to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate. A certificate of the Administrative Agent submitted to the Company with respect to any amount owing under this subsection shall be conclusive in the absence of manifest error.

2.13 Illegality.

(a) Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (i) the commitment of such Bank hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Domestic Dollar Loans to Eurodollar Loans shall forthwith be cancelled and (ii) such Bank’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans or Fixed Rate Bid Loans denominated in Dollars based upon the ABR on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Bank such amounts, if any, as may be required pursuant to subsection 2.16.

(b) Notwithstanding any other provision herein, if there shall have occurred any change in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Bank to make Loans denominated in any Foreign Currency to the Company, as contemplated by this Agreement, (i) the commitment of such Bank hereunder to make Foreign Currency Loans shall forthwith be cancelled and (ii) such Bank’s Loans then outstanding as Foreign Currency Loans, if any, shall be converted automatically to ABR Loans denominated in Dollars. If any conversion of a Foreign Currency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Bank such amounts, if any, as may be required pursuant to subsection 2.16.

2.14 Requirements of Law.

(a) In the event that Eurodollar Reserve Percentage or any change in any Requirement of Law or in the interpretation or application thereof after the date of this Agreement or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Bank to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit or any application related thereto, or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (except for taxes covered by subsection 2.15 and changes in franchise taxes or the rate of tax on the overall net income of such Bank);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank which is not otherwise included in the determination of the Eurodollar Rate or the interest rate applicable to any Bid Loan hereunder; or

(iii) shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank, by an amount which such Bank deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or Bid Loans or the Letters of Credit (or the Participation Interests therein), or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Company shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable as provided in this Section 2.14(a). If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Company, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Bank, through the Administrative Agent, to the Company in good faith and setting forth in reasonable detail the calculation of such amounts shall be conclusive in the absence of manifest error; provided that the Company’s obligations under this Section 2.14(a) shall be limited to amounts accruing not more than 180 days prior to the invoice thereof by such Bank (such time period to be extended as necessary to take into account any retroactive application of a change in law giving rise to such obligations). This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder until the second anniversary of such payment and termination.

(b) In the event that any Bank or corporation controlling such Bank shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or such corporation with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank in good faith to the Company (with a copy to the Administrative Agent) of a written request therefor setting forth in reasonable detail the calculation of such amount (which request shall be conclusive in the absence of manifest error), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction; provided that the Company’s obligations under this Section 2.14(b) shall be limited to amounts accruing not more than 180 days prior to the invoice thereof by such Bank (such time period to be extended as necessary to take into account any retroactive application of a change in law giving rise to such obligations). This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder until the second anniversary of such payment and termination.

2.15 Taxes.

(a) Subject to subsection 2.15(b) or 9.6(g), as appropriate, all payments made by the Company under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent and each Bank, net income taxes, branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Bank is located and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or such Bank, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Administrative Agent or such Bank (excluding a connection arising solely from the Administrative Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Bank hereunder or under the Notes, the amounts so payable to the Administrative Agent or such Bank (so long as such Bank is in compliance with subsection 2.15(b) or 9.6(g), as appropriate and if applicable) shall be increased to the extent necessary to yield to the Administrative Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Administrative Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(b) Each Bank party to this Agreement on the Closing Date that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees that, on or prior to the Closing Date, it will deliver to the Company and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be or (ii) in the case of such a Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Bank is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two duly completed copies of United States Internal Revenue Service Form W-8BEN, in each case certifying such Bank’s entitlement to a complete exemption from United States withholding tax with respect to interest payments to be made under this Agreement and under any Note. Each such Bank also agrees to deliver to the Company and the Administrative Agent two further copies of such forms, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company, and such extensions or renewals thereof as may reasonably be requested by the Company or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Company and the Administrative Agent. Each Bank party to this Agreement on the Closing Date that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees that, on or prior to the Closing Date, it will deliver to the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-9, certifying that it is not subject to United States backup withholding tax.

2.16 Indemnity. The Company agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by the Company in payment when due of the principal amount of or interest on any Eurodollar Loan or Bid Loan, (b) default by the Company in making a borrowing or conversion after the Company has given (or is deemed to have given) a notice in accordance with subsection 2.18 (so long as the Company shall have accepted a Bid Loan offered in connection with any such notice), (c) default by the Company in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (d) default by the Company in making any prepayment of Eurodollar Loans after the Company has given a notice thereof in accordance with the provisions of this Agreement or (e) the making of a prepayment or conversion, or the purchase pursuant to subsection 2.17, of Eurodollar Loans or Fixed Rate Bid Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss (other than non-receipt of the Applicable Margin or, without duplication, anticipated profits) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (it being understood that any such calculation will be made on notional amounts as the Banks are not required to show that they matched deposits specifically). A certificate as to any additional amounts payable pursuant to this subsection submitted by such Bank, through the Administrative Agent, to the Company in good faith shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

2.17 Action of Affected Banks. Each Bank agrees to use reasonable efforts (including reasonable efforts to change the booking office for its Loans) to avoid or minimize any illegality pursuant to subsection 2.13 or any amounts which might otherwise be payable pursuant to subsection 2.14(a) or 2.15; provided, however, that such efforts shall not cause the imposition on such Bank of any additional costs or legal or regulatory burdens deemed by such Bank to be material and shall not be deemed by such Bank to be otherwise disadvantageous or contrary to its policies. In the event that such reasonable efforts are insufficient to avoid all such illegality or all amounts that might be payable pursuant to subsection 2.14(a) or 2.15, then such Bank (the “Affected Bank”) shall use its reasonable efforts to transfer to any other Bank (which itself is not then an Affected Bank) its Loans and Commitment subject to the provisions of subsection 9.6(c); provided, however, that such transfer shall not be deemed by such Affected Bank, in its sole discretion, to be disadvantageous to it or contrary to its policies. In the event that the Affected Bank is unable, or otherwise is unwilling, so to transfer its Loans and Commitment, the Company may designate an alternate lender (reasonably acceptable to the Administrative Agent) to purchase the Affected Bank’s Loans and Commitment, at par and including accrued interest, and, subject to the provisions of subsection 9.6(c), the Affected Bank shall transfer its Commitment to such alternate lender and such alternate lender shall become a Bank hereunder. Any fee payable to the Administrative Agent pursuant to subsection 9.6(e) in connection with such transfer shall be for the account of the Company.

2.18 Bid Loans.

(a) The Company may request one or more Banks to make offers to make Bid Loans denominated in Dollars from time to time on any Business Day during the period from the Closing Date until the date seven days prior to the Termination Date in the manner set forth in this subsection 2.18, provided that the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of all Revolving Credit Loans, Swing Line Loans, LOC Obligations and Bid Loans outstanding at any one time shall not exceed the aggregate amount of the Commitments at such time. Each Bank may, but shall have no obligation to, make such offers, and the Company may, but shall have no obligation to, accept any such offers in the manner set forth herein.

(b) (i) The Company may request Bid Loans by delivering a Bid Loan Request to the Administrative Agent, not later than 10:00 A.M. (New York City time) four Business Days prior to the proposed Borrowing Date (in the case of a LIBOR Bid Loan Request), and not later than 3:00 p.m. (New York City time) one Business Day prior to the proposed Borrowing Date (in the case of a Fixed Rate Bid Loan Request). Each Bid Loan Request shall solicit Bid Quotes for Bid Loans in an aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and for not more than four alternative maturity dates for such Bid Loans, none of which shall be earlier than seven days from the respective requested Borrowing Date or later than the earlier of (A) the date (1) 180 days from the respective requested Borrowing Date in the case of a Fixed Rate Bid Loan Request and (2) 6 months from the respective requested Borrowing Date in the case of a LIBOR Bid Loan Request and (B) the Termination Date. Bid Loan Requests may be submitted no more frequently than once during any period of three successive Business Days. The Administrative Agent shall promptly notify each Bank by facsimile transmission of the contents of each Bid Loan Request received by it.

(ii) In the case of a LIBOR Bid Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Bid Loan Request, any Bank that elects, in its sole discretion, to do so, may irrevocably offer to make one or more Bid Loans at the Eurodollar Rate plus or minus a margin for each such Bid Loan determined by such Bank in its sole discretion. Any such irrevocable offer shall be made by delivering a Bid Quote to the Administrative Agent, before 10:00 A.M. (New York City time) three Business Days before the proposed Borrowing Date, setting forth the maximum amount of Bid Loans for each maturity date which such Bank would be willing to make (which amount may, subject to subsection 2.1(a), exceed such Bank’s Commitment) and the margin above or below the Eurodollar Rate at which such Bank is willing to make each such Bid Loan; the Administrative Agent shall advise the Company before 10:30 A.M. (New York City time) three Business Days before the proposed Borrowing Date, of the contents of each such Bid Quote received by it. If the Administrative Agent in its capacity as a Bank shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its Bid Quote before 9:45 A.M. (New York City time) three Business Days before the proposed Borrowing Date.

(iii) In the case of a Fixed Rate Bid Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Bid Loan Request, any Bank that elects, in its sole discretion, to do so, may irrevocably offer to make one or more Bid Loans at a rate or rates of interest for each such Bid Loan determined by such Bank in its sole discretion. Any such irrevocable offer shall be made by delivering a Bid Quote to the Administrative Agent, before 9:30 A.M. (New York City time) on the proposed Borrowing Date, setting forth the maximum amount of Bid Loans for each maturity date which such Bank would be willing to make (which amount may, subject to subsection 2.1(a), exceed such Bank’s Commitment) and the rate or rates of interest therefor; the Administrative Agent shall advise the Company before 10:00 A.M. (New York City time) on the proposed Borrowing Date of the contents of each such Bid Quote received by it. If the Administrative Agent in its capacity as a Bank shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its Bid Quote before 9:15 A.M. (New York City time) on the proposed Borrowing Date.

(iv) The Company shall before 11:30 A.M. (New York City time) three Business Days before the proposed Borrowing Date in the case of a LIBOR Bid Loan Request and before 10:30 A.M. (New York City time) on the proposed Borrowing Date in the case of a Fixed Rate Bid Loan Request either, in its absolute discretion:

(A) cancel such Bid Loan Request by giving the Administrative Agent telephone notice to that effect, or

(B) accept one or more of the offers made by any Bank or Banks pursuant to clause (ii) or clause (iii) above, as the case may be, by giving telephone notice (immediately confirmed by execution and facsimile transmission of a Bid Loan Confirmation) to the Administrative Agent of the amount of Bid Loans to be made by each Bank (which amount shall be equal to or less than the maximum amount requested to be made, but in no event less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof, notified to the Company by the Administrative Agent on behalf of such Bank for such Bid Loans pursuant to clause (ii) or clause (iii) above, as the case may be), provided that the Company may not accept offers for Bid Loans in an aggregate principal amount in excess of the maximum principal amount requested in the related Bid Loan Request.

(v) If the Company notifies the Administrative Agent that a Bid Loan Request is cancelled pursuant to clause (iv)(A) above, the Administrative Agent shall give prompt telephone notice thereof to the Banks, and the Bid Loans requested thereby shall not be made.

(vi) If the Company accepts one or more of the offers made by any Bank or Banks pursuant to clause (iv)(B) above, the Administrative Agent shall as promptly as practicable following receipt of the Company’s acceptance, three Business Days before the proposed Borrowing Date in the case of a LIBOR Bid Loan Request and on the proposed Borrowing Date in the case of a Fixed Rate Bid Loan Request, notify each Bank which has made such an offer, of the aggregate amount of such Bid Loans to be made on such Borrowing Date for each maturity date and of the acceptance of any offers for each maturity date to make such Bid Loans made by such Bank. Each Bank which is to make a Bid Loan shall, before 12:00 noon (New York City time) on the Borrowing Date specified in the Bid Loan Request applicable thereto, make available to the Administrative Agent at its office set forth in subsection 9.2 the amount of such Bank’s Bid Loans, in immediately available funds. The Administrative Agent will make such funds available to the Company as soon as practicable on such date at the Administrative Agent’s aforesaid address.

(vii) Each Bid Loan shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit E, with appropriate insertions (a “Bid Note”), payable to the order of the applicable Bank and representing the obligation of the Company to pay the unpaid principal amount of all Bid Loans made by such Bank, and to pay interest thereon as prescribed in subsection 2.18(e). Each such Bank is hereby authorized to record the date and amount of each Bid Loan made by such Bank, the maturity date thereof, the date and amount of each payment of principal thereof and the interest rate with respect thereto on the schedule annexed to and constituting part of its Bid Note or in the books and records of such Bank in such manner as is reasonable and customary, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation shall not affect the obligations of the Company hereunder or under any Bid Note. Each Bid Note shall be dated the Closing Date and each Bid Loan evidenced thereby shall bear interest for the period from and including the Borrowing Date thereof on the unpaid principal amount thereof from time to time outstanding at the applicable rate per annum determined as provided in, and such interest shall be payable as specified in, subsection 2.18(e).

(c) Within the limits and on the conditions set forth in this subsection 2.18, the Company may from time to time borrow under this subsection 2.18, repay pursuant to paragraph (d) below, and reborrow under this subsection 2.18.

(d) The Company shall repay to the Administrative Agent for the account of each Bank which has made a Bid Loan on the maturity date of each Bid Loan (such maturity date being that specified by the Company for repayment of such Bid Loan in the related Bid Loan Request) the then unpaid principal amount of such Bid Loan. The Company shall not have the right to prepay any principal amount of any Bid Loan without the prior written consent of the applicable Bank then making such Bid Loan.

(e) The Company shall pay interest on the unpaid principal amount of each Bid Loan from the date of such Bid Loan to the stated maturity date thereof, at the rate of interest for such Bid Loan determined pursuant to paragraph (b) above (calculated on the basis of a 360 day year for actual days elapsed), payable on the Interest Payment Date specified by the Company for such Bid Loan in the related Bid Loan Request as provided in the Bid Note evidencing such Bid Loan.

2.19 Swing Line Commitments.

(a) Subject to the terms and conditions hereof, the Swing Line Bank hereby agrees to make swing line loans to the Company (individually, a “Committed Swing Line Loan”; collectively the “Committed Swing Line Loans”; or the “Swing Line Loans”) from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Commitment; provided that the aggregate unpaid principal amount of all Swing Line Loans, together with the aggregate unpaid principal amount of all Revolving Credit Loans, LOC Obligations and all Bid Loans at any one time outstanding, may not exceed the aggregate amount of the Commitments. Amounts borrowed by the Company under this subsection 2.19 may be repaid and, through but excluding the Termination Date, reborrowed. All Committed Swing Line Loans shall be made as ABR Loans and may not be converted into Eurodollar Loans. Each borrowing of Swing Line Loans shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. The Company shall give the Administrative Agent (which shall promptly notify the Swing Line Bank) irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time) on the requested Borrowing Date specifying the amount of the requested Committed Swing Line Loan to be made by the Swing Line Bank. The proceeds of each Committed Swing Line Loan shall be made available by the Swing Line Bank to the Administrative Agent for the account of the Company at the applicable office of the Administrative Agent specified prior to 4:30 p.m. on the requested Borrowing Date.

(b) The Swing Line Loans made by the Swing Line Bank to the Company shall be evidenced by a promissory note of the Company substantially in the form of Exhibit I, with appropriate insertions (the “Swing Line Note”), payable to the order of the Swing Line Bank and representing the obligation of the Company to pay the unpaid principal amount of the Swing Line Loans made to the Company, with interest thereon as prescribed in subsection 2.9. The Swing Line Bank is hereby authorized to record the Borrowing Date, the amount of each Swing Line Loan made to the Company and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of its Swing Line Note (or any continuation thereof) and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Each Swing Line Note shall (a) be dated the Closing Date, (b) be stated to mature on the Termination Date and (c) bear interest for the period from the date thereof to the Termination Date on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, subsection 2.9.

(c) In the event that the Company has not notified the Administrative Agent of its intent to repay the Swing Line Loans made on any Borrowing Date by 12:00 noon New York City time on the Business Day immediately following such Borrowing Date and has not in fact repaid such Swing Line Loans (including accrued interest thereon) in full by such time, the Company shall be deemed to have made an irrevocable request to the Administrative Agent under subsection 2.3 (which for purposes of this subsection shall be deemed to be timely and sufficient) for a borrowing on such date of Revolving Credit Loans that are ABR Loans in an aggregate amount equal to the then unpaid aggregate principal amount of such Swing Line Loans made to the Company. The proceeds of such Revolving Credit Loans shall be immediately applied to repay such Swing Line Loans.

(d) In the event that for any reason whatsoever (including, without limitation, the occurrence of an event specified in paragraph (g) of Section 7 with respect to the Company), the procedures set forth in the foregoing paragraph (c) are not followed, each Bank shall, upon notice from the Administrative Agent, promptly purchase from the Swing Line Bank participations in (or, if and to the extent specified by the Swing Line Bank, a direct interest in) the Swing Line Loans made by the Swing Line Bank (collectively, the “Unrefunded Swing Line Loans”) in an aggregate amount equal to the amount of the Revolving Credit Loan it would have been obligated to make pursuant to the procedures set forth in the foregoing paragraph (c).

(e) Each Bank shall, not later than 4:00 P.M. New York City time on the Business Day on which such notice is received (if such notice is received by 2:15 P.M. New York City time) or 9:00 A.M. New York City time on the next succeeding Business Day (if such notice is received after 2:15 P.M. New York City time), make available the amount of the Revolving Credit Loan to be made by it (or the amount of the participations or direct interests to be purchased by it, as the case may be) to the

Administrative Agent at the applicable office of the Administrative Agent specified in subsection 9.2 and the amount so received by the Administrative Agent shall promptly be made available to the Swing Line Bank by remitting the same, in immediately available funds, to the Swing Line Bank, in accordance with the provisions of paragraph (g) below.

(f) Whenever, at any time after the Swing Line Bank has received from any Bank such Bank’s participating interest in an Unrefunded Swing Line Loan pursuant to paragraph (d) above, the Swing Line Bank receives any payment on account thereof, the Swing Line Bank will distribute to such Bank its participating interest in such amount (appropriately adjusted in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Bank is required to be returned, such Bank will return to the Swing Line Bank any portion thereof previously distributed by the Swing Line Bank to it.

(g) All payments (including prepayments) to be made by the Company hereunder and under the Swing Line Notes, whether on account of principal, interest, fees or otherwise, shall be made without set off, counterclaim or any other deduction whatsoever and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Swing Line Bank, at the Administrative Agent’s office specified in subsection 9.2, in Dollars and in immediately available funds, and upon receipt by the Administrative Agent of any payment made by the Company in accordance with the terms of this Agreement and the Swing Line Notes, the Company shall have satisfied its payment obligation with respect to the obligation on account of which such payment was made. Any such payment made at or after 1:00 P.M. New York City time, on any day shall be deemed made on the following Business Day. The Administrative Agent shall distribute such payments to the Swing Line Bank promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(h) Anything in this Agreement to the contrary notwithstanding (including, without limitation, in subsection 4.2), the obligation of each Bank to make its Revolving Credit Loan (or purchase its participation or direct interest in such Swing Line Loan, as the case may be) pursuant to this subsection 2.19 is unconditional under any and all circumstances whatsoever and shall not be subject to set-off, counterclaim or defense to payment that such Bank may have or have had against the Company, the Administrative Agent, the Swing Line Bank or any other Bank and, without limiting any of the foregoing, shall be unconditional irrespective of (i) occurrence of any Default or Event of Default, (ii) the financial condition of the Company, any Affiliate, the Administrative Agent, the Swing Line Bank or any other Bank or (iii) the termination or cancellation of the Commitments. The Company agrees that any Bank so purchasing a participation (or direct interest) in such Swing Line Loan may exercise all rights of set-off, bankers’ lien, counter claim or similar rights with respect to such participation as fully as if such Bank were a direct holder of a Swing Line Loan in the amount of such participation.

2.20 Increase of Commitments.

(a) At the request of the Company to the Administrative Agent, the aggregate Commitments hereunder may be increased after the Closing Date on one or more occasions by not more than $500,000,000 provided that (i) each such increase is in a minimum amount of $50,000,000 and $10,000,000 increments in excess thereof, (ii) the sum of the aggregate Commitments hereunder shall not exceed $2,000,000,000 after giving effect to such increases, (iii) each Bank whose Commitment is increased consents, (iv) the consent of the Administrative Agent is obtained, (v) no Default or Event of Default shall have occurred and be continuing, (vi) each of the representations and warranties made on the Closing Date are true and correct in all material respects on and as of the date of such increase and (vii) if, after giving effect to such increase, the sum of the aggregate Commitments hereunder shall exceed $1,500,000,000, the approval of the Board of Directors of the Company, or a properly empowered committee of such Board, shall be obtained.

(b) In the event that the Company and one or more of the Banks (or other financial institutions which may elect to participate with the consent of the Administrative Agent) shall agree, in accordance with Section 2.20(a), upon such an increase in the aggregate Commitments, the Company, the Administrative Agent and each financial institution in question shall enter into a Commitment Increase Supplement (a form of which is attached hereto as Exhibit J) setting forth the amounts of the increase in Commitments and providing that the additional financial institutions participating shall be deemed to be included as Banks for all purposes of this Agreement. Upon the execution and delivery of such Commitment Increase Supplement as provided above, and upon satisfaction of such other conditions as the Administrative Agent may specify (including the delivery of certificates and legal opinions on behalf of the Company relating to the amendment and new Notes), this Agreement shall be deemed to be amended accordingly.

(c) No Bank shall have any obligation to increase its Commitment in the event of such a request by the Company hereunder.

2.21 Payment in Full at Maturity. The Company shall pay to the Administrative Agent, for the account of each Bank, the entire outstanding principal amount owing under the Agreement or under any Notes, together with accrued but unpaid interest and all other sums owing under the Agreement, on the Termination Date unless accelerated sooner pursuant to Section 7.

2.22 Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lenders may reasonably require, during the Commitment Period the Issuing Lenders shall issue, and the Banks shall participate in, Letters of Credit for the account of the Company from time to time upon request in a form acceptable to the applicable Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed

$250,000,000 (the “LOC Committed Amount”), (ii) the aggregate amount of LOC Obligations in respect of Letters of Credit issued by any Issuing Lender shall not exceed the LOC Commitment of such Issuing Lender, (iii) the Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Credit Loans plus outstanding Swing Line Loans plus outstanding Bid Loans plus outstanding LOC Obligations shall not exceed the aggregate amount of the Commitments at such time, (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit and (v) all Letters of Credit shall be denominated in Dollars or Foreign Currency. Except as otherwise expressly agreed upon by all the Banks, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Company or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is thirty (30) days prior to the Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount of $50,000.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the applicable Issuing Lender at least five (5) Business Days prior to the requested date of issuance. Each Issuing Lender will promptly, upon the issuance, amendment or expiration of any Letter of Credit, or upon request, provide to the Administrative Agent for dissemination to the Banks a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. Each Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. Each Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c) Participations. Each Bank, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable Issuing Lender therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Bank’s participation in any Letter of Credit, to the extent that an Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Bank shall pay to such Issuing Lender its Commitment Percentage of such unreimbursed drawing in same day funds on the day of notification by such Issuing Lender of an unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof if such notice is received at or before 2:00 P.M. (New York City time), otherwise such payment shall be made at or before 12:00 Noon (New York City time) on the Business Day next succeeding the day such notice is received. The obligation of each Bank to so reimburse the Issuing Lenders shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Company to reimburse the Issuing Lenders under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the applicable Issuing Lender will promptly notify the Company and the Administrative Agent. The Company shall reimburse the applicable Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Credit Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Company shall fail to reimburse such Issuing Lender as provided herein, the unreimbursed Dollar Amount of such drawing shall bear interest at a per annum rate equal to the ABR plus two percent (2%) for so long as such amount shall be unreimbursed. Unless the Company shall immediately notify the applicable Issuing Lender and the Administrative Agent of its intent to otherwise reimburse such Issuing Lender, the Company shall be deemed to have requested a LOC Mandatory Borrowing in the amount of the drawing as provided in subsection (f) hereof, the proceeds of which will be used to satisfy the reimbursement obligations. Each Issuing Lender will promptly notify the other Banks of the amount of any unreimbursed drawing and each Bank shall promptly pay to the Administrative Agent for the account of the applicable Issuing Lender in Dollars and in immediately available funds, the amount of such Bank’s Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Bank from such Issuing Lender if such notice is received at or before 2:00 P.M. (New York City time), otherwise such payment shall be made at or before 12:00 Noon (New York City time) on the Business Day next succeeding the day such notice is received. If such Bank does not pay such amount to the applicable Issuing Lender in full upon such request, such Bank shall, on demand, pay to the Administrative Agent for the account of the applicable Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Bank pays such amount to such Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the ABR. Each Bank’s obligation to make such payment to the Issuing Lenders, and the right of each Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment Obligation Absolute. The Company’s reimbursement obligations hereunder relating to any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Company is without prejudice to, and does not constitute a waiver of, any rights the Company might have or might acquire as a result of the payment by any Issuing Lender or any Bank of any draft or the reimbursement by the Company thereof):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Lender, the Administrative Agent, any Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Lender under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of the Company in respect of the L/C Related Documents; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

(f) Repayment with Revolving Credit Loans. On any day on which the Company shall have requested, or been deemed to have requested, a Revolving Credit Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Banks that a Revolving Credit Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Credit Loan borrowing comprised entirely of ABR Loans (each such borrowing, a “LOC Mandatory Borrowing”) shall be immediately made (without giving effect to any termination of the Commitments pursuant to Section 7) pro rata based on each Bank’s respective Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7). The proceeds of such LOC

Mandatory Borrowing shall be paid directly to the applicable Issuing Lender for application to the respective LOC Obligations. Each Bank hereby irrevocably agrees to make such Revolving Credit Loans immediately upon any such request or deemed request on account of each LOC Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (i) the amount of LOC Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Credit Loan to be made by the time otherwise required in Section 2.3, (v) the date of such LOC Mandatory Borrowing, or (vi) any reduction in the aggregate amount of the Commitments after any such Letter of Credit may have been drawn upon; provided, however, that in the event any such LOC Mandatory Borrowing should be less than the minimum amount for borrowings of Revolving Credit Loans otherwise provided in Section 2.3, the Company shall pay to the Administrative Agent for its own account an administrative fee of $500. In the event that any LOC Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each such Bank hereby agrees that it shall forthwith fund (as of the date the LOC Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Bank shall fail to fund its Participation Interest on the day the LOC Mandatory Borrowing would otherwise have occurred, then the amount of such Bank’s unfunded Participation Interest therein shall bear interest payable by such Bank to the applicable Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the ABR.

(g) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(h) Letter of Credit Governing Law. Unless otherwise expressly agreed by the applicable Issuing Lender and the Company when a Letter of Credit is issued, the rules of “International Standby Practices 1998,” as most recently published by the Institute of International Banking Law & Practice at the time of issuance, shall apply to each standby Letter of Credit.

2.23 Indemnification; Nature of Issuing Lender’s Duties.

(a) In addition to its other obligations under Section 2.22, the Company hereby agrees to protect, indemnify, pay and save each Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that any Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit on behalf such Company or (ii) the failure of an Issuing Lender to honor a drawing under a Letter of Credit issued on behalf of the Company as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Company and the Issuing Lenders, the Company shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. No Issuing Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the applicable Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lenders’ rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender under any resulting liability to the Company. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the Issuing Lenders against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Company, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. No Issuing Lender shall, in any way, be liable for any failure by an Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Issuing Lender. Notwithstanding anything to the contrary herein, the Company shall have a claim against any Issuing Lender and such Issuing Lender shall be liable to the Company, to the extent of any direct, but not consequential, damages suffered by the Company that the Company proves were caused by (i) such Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Lender’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(d) Except as provided in subsection (e) below, nothing in this Section 2.23 is intended to limit the Reimbursement Obligation of the Company contained in Section 2.22(d) hereof. The obligations of the Company under this Section 2.23 shall survive the termination of this Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lenders to enforce any right, power or benefit under this Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.20 the Company shall have no obligation to indemnify an Issuing Lender in respect of any liability incurred by such Issuing Lenders arising out of the gross negligence or willful misconduct of such Issuing Lender (including action not taken by such Issuing Lender), as determined by a court of competent jurisdiction.

2.24 Defaulting Banks.

(a) In the event that, at any one time (i) any Bank shall be a Defaulting Bank, (ii) such Defaulting Bank shall owe a Defaulted Loan to the Company and (iii) the Company shall be required to make any payment hereunder to or for the account of such Defaulting Bank, then the Company may, so long as no Event of Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the obligations of the Company to make such payment to or for the account of such Defaulting Bank against the obligation of such Defaulting Bank to make such Defaulted Loan. In the event that, on any date, the Company shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Bank to make any such Defaulted Loan on or prior to such date, the amount so set off and otherwise applied by the Company shall constitute for all purposes of this Agreement a Loan by such Defaulting Bank made on the date of such setoff under the provision hereof pursuant to which such Defaulted Loan was originally required to have been made. Such Loan shall be considered, for all purposes of this Agreement, to comprise part of the Loan in connection with which such Defaulted Loan was originally required to have been made. The Company shall notify the Administrative Agent at any time the Company exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Bank and the Defaulted Loan required to be made by such Defaulting Bank and (B) the amount set off and otherwise applied in respect of such Defaulted Loan pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Company to or for the account of such Defaulting Bank which is paid by the Company, after giving effect to the amount set off and otherwise applied by the Company pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) of this Section 2.24.

(b) In the event that, at any one time, (i) any Bank shall be a Defaulting Bank, (ii) such Defaulting Bank shall owe a Defaulted Amount to the Administrative Agent or any of the other Banks and (iii) the Company shall make any payment hereunder to the Administrative Agent for the account of such Defaulting Bank, then the Administrative Agent may, on its behalf or on behalf of such other Bank and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Company to or for the account of such Defaulting Bank to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Banks in the following order of priority:

first, to the Administrative Agent for any Defaulted Amounts then owing to it, in its capacity as such, ratably in accordance with such Defaulted Amounts then owing to the Administrative Agent;

second, to the Issuing Banks and the Swing Line Bank for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Banks and the Swing Line Bank; and

third, to any Bank for any Defaulted Amounts then owing to such Bank, ratably in accordance with such respective Defaulted Amounts then owing to such Bank.

(c) The rights and remedies against a Defaulting Bank under this Section 2.24 are in addition to other rights and remedies that the Company may have against such Defaulting Bank with respect to any Defaulted Loan and that the Administrative Agent or any Bank may have against such Defaulting Bank with respect to any Defaulted Amount.

SECTION 3

REPRESENTATIONS AND WARRANTIES

To induce the Banks to enter into this Agreement and to make the Loans the Company hereby represents and warrants to the Administrative Agent and each Bank as of the Closing Date and as of the date of each Extension of Credit that:

3.1 Financial Condition. The combined financial statements of the Company and its Subsidiaries delivered to the Administrative Agent in connection with this Agreement, including the audited financial statement for the fiscal year ended December 31, 2005 and the unaudited pro forma financial statements included in the Western Union Form 10 (the “Spin-Off Financial Statements”), copies of which have heretofore been furnished to each Bank, present fairly the combined financial condition of the Company and its Subsidiaries as of the dates and for the periods indicated, subject to the qualifications with respect to the pro forma financial statements set forth therein. Neither the Company nor any of its Subsidiaries had, at the date of the most recent balance sheet referred to above, any guarantee obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto and which, to the best of the Company’s knowledge, would have a Material Adverse Effect.

3.2 No Change. Except as disclosed in the Western Union Form 10 (or in any Form 10-Q, 8-K or other public filing of the Company with the Securities Exchange Commission filed after date thereof but prior to the Closing Date), during the period from date of the Spin-Off Financial Statements to and including the Closing Date, no change, or development or event involving a prospective change, has occurred which has had or could reasonably be expected to have a Material Adverse Effect; provided, however that the foregoing representation is made solely as of the Closing Date and on the date of any commitment increase pursuant to Section 2.20.

3.3 Corporate Existence; Compliance with Law. Each of the Company and its Significant Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except to the extent that, in the aggregate, the failure of any such Subsidiaries to be duly organized, validly existing or in good standing would not have a Material Adverse Effect, (b) has the corporate (or other) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that, in the aggregate, the failure of any such Subsidiaries to have any such power, authority or legal right would not have a Material Adverse Effect, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that, in the aggregate, the failure of the Company and its Subsidiaries to so qualify or be in good standing would not have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that, in the aggregate, the failure of the Company and its Subsidiaries to comply therewith would not have a Material Adverse Effect.

3.4 Corporate Power; Authorization; Enforceable Obligations. The Company has the corporate power and authority, and the legal right, to make, deliver and perform this Agreement and the Notes and to borrow hereunder and has taken all necessary corporate action to authorize its Obligations on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of this Agreement and the Notes. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person (except as have been obtained or made) is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or the Notes. This Agreement has been, and each Note will be, duly executed and delivered on behalf of the Company. This Agreement constitutes, and each Note when executed and delivered will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the Notes, the Obligations hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Company or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues which (a) except as listed on Schedule 3.6 or disclosed in the Western Union Form 10 (or in any subsequent filing of the Company with the Securities and Exchange Commission made prior to the Closing Date), on the Closing Date and on the date of any commitment increase pursuant to Section 2.20, would have a Material Adverse Effect or (b) would have a material adverse effect on the validity or enforceability of this Agreement or any of the Notes or the rights or remedies of the Administrative Agent or the Banks hereunder or thereunder, provided, however that the representation in clause (a) of this Section 3.6 is made solely as of the Closing Date and on the date of any commitment increase pursuant to Section 2.20.

3.7 No Default. No Default or Event of Default has occurred and is continuing.

3.8 Taxes. Each of the Company and its Significant Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Company, are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all material other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); on the Closing Date and on the date of any commitment increase pursuant to Section 2.20, no tax Lien has been filed, and, to the knowledge of the Company, no claim is being asserted, with respect to any such tax, fee or other charge.

3.9 Federal Regulations. No part of the proceeds of any Loans or Letters of Credit will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U or Regulation X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect if such use would violate, or cause the Loans or the Commitments to be in violation of, the provisions of the Regulations of such Board of Governors. If requested by any Bank or the Administrative Agent at any time (and in any case prior to or concurrently with the borrowing of any Loan the proceeds of which will be used to purchase or carry margin stock), the Company will furnish to the Administrative Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

3.10 ERISA. Except to the extent that all of the following, in the aggregate, would not have a Material Adverse Effect: (i) no Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (ii) the present value of all accrued benefits under each Single Employer Plan maintained by the Company or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits based upon the actuarial assumptions used by such Plan; (iii) neither the Company nor any Commonly Controlled Entity has or has had any liability or obligation in respect of any Multiemployer Plan; and (iv) the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Company and each Commonly Controlled Entity for post retirement benefits, if any, to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans or other funding arrangements allocable to such benefits, if any; (v) no application for a minimum funding waiver with respect to a Plan has been made; and (vi) the PBGC has not instituted proceedings to terminate a Plan pursuant to Section 4042 of ERISA, nor has any event of condition descried in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan occurred.

3.11 Investment Company Act. Neither the Company nor any of its Subsidiaries is subject to registration as an “investment company” or is “controlled” by such a company, within the meaning of the Investment Company Act of 1940, as amended.

3.12 Purpose of Loans. The proceeds of the Loans and Letters of Credit shall be used by the Company to refinance existing Indebtedness, to provide financing for the working capital needs of the Company, to provide back-up and liquidity for the short term Indebtedness of the Company and to provide funds for general corporate purposes, including, without limitation, acquisitions and cash payments to be made to First Data Corporation in connection with the spin-off of the Company from First Data Corporation as set forth in the Western Union Form 10; provided that, the Company shall not apply proceeds of the Loans and Letters of Credit, directly or indirectly, in repayment of the Related Financings.

3.13 Disclosure. On the Closing Date and on the date of any commitment increase pursuant to Section 2.20, neither this Agreement, the Notes, nor the Information Materials, taken as a whole with the Western Union Form 10 (or in any subsequent filing of the Company with the Securities and Exchange Commission made prior to the Closing Date) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

3.14 Ranking. The Loans shall remain at least pari passu with all other senior unsecured obligations of the Company.

3.15 Compliance with OFAC, FCPA. Company is in material compliance with all applicable United States economic and trade sanctions, including those administered by the Office of Foreign Asset Control within the United States Department of the Treasury, and the United States Foreign Corrupt Practices Act.

3.16 Closing Date Representations and Warranties. The representations and warranties of the Company made in this Agreement on or as of the Closing Date shall be deemed to be made immediately after giving effect to the spin-off of the Company described in the Western Union Form 10.

SECTION 4

CONDITIONS PRECEDENT

4.1 Conditions to Effectiveness. The agreements of each Bank contained herein are subject to the satisfaction of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Company, and (ii) for the account of each Bank, a Note conforming to the requirements hereof and executed by a duly authorized officer of the Company.

(b) Corporate Proceedings of the Company. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors of the Company authorizing (i) the execution, delivery and performance of this Agreement and the Notes and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Company as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect and shall be in form and substance satisfactory to the Administrative Agent.

(c) Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws of the Company, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Company.

(d) No Violation. The consummation of the transactions contemplated hereby shall not contravene, violate or conflict with, nor involve the Administrative Agent or any Bank in any violation of, any Requirement of Law.

(e) Fees. The Administrative Agent shall have received the fees to be received on the Closing Date referred to in subsection 2.4.

(f) Legal Opinion. The Administrative Agent shall have received the executed legal opinion of counsel of the Company, substantially in the form of Exhibit C, and the Company hereby instructs its counsel to execute and deliver such opinion to the Administrative Agent. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(g) Litigation. Except as listed on Schedule 3.6 hereto, there shall exist no pending or threatened litigation, bankruptcy or insolvency, injunction, order or claim which could have a material adverse effect on this Agreement or the Company and its Subsidiaries taken as a whole.

(h) Consents and Approvals. All consents and approvals of the boards of directors, shareholders and other applicable third parties necessary in connection with this Agreement shall have been obtained.

(i) Material Adverse Change. No material adverse change shall have occurred since the date of the Spin-Off Financial Statements in the business, assets, liabilities, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole.

(j) Financial Statements. The Administrative Agent shall have received copies of the financial statements referred to in Section 3.1 hereof, each in form and substance reasonably satisfactory to it.

(k) Patriot Act Certificate. The Administrative Agent shall have received a certificate reasonably satisfactory thereto, for benefit of itself and the Banks, provided by the Company that sets forth information required by the Patriot Act including, without limitation, the identity of the Company, the name and address of the Company and other information that will allow the Administrative Agent or any Bank, as applicable, to identify such Company in accordance with the Patriot Act (as defined in Section 9.9 hereof).

(l) Consummation of Spin-Off. All conditions precedent to the transactions described in the Western Union Form 10 relative to the spin-off of the Company from First Data Corporation (other than any condition of payment with the proceeds of Loans made hereunder) shall have been satisfied.

4.2 Conditions to Each Loan. The agreement of each Bank and each Swing Line Bank to make any Loan (other than the conversion or continuation of any Loan pursuant to subsection 2.7) requested to be made by it on any date (including, without limitation, its initial Loan) and the agreement of the Issuing Lenders to issue Letters of Credit is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, both before and after giving effect to the making of such Loans or the issuance of such Letter of Credit (except any representation or warranty relating to or made expressly as of a specific date shall be true and correct in all material respects solely with respect to and as of such specific date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

(c) Borrowing Certificate. In the case of Revolving Credit Loans, the Administrative Agent shall have received, on or prior to the time required for its receipt pursuant to subsection 2.3, a Borrowing Certificate with respect to the Loans requested to be made on such date.

(d) Bid Loan Confirmation. With respect to any Bid Loan, a Bid Loan Confirmation shall have been delivered in accordance with subsection 2.18(b)(iv).

(e) Bid Note. With respect to any Bid Loan, the Company shall have delivered a Bid Note to the Bank providing such Bid Loan.

Each borrowing or request for the issuance of a Letter of Credit by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such Loan or such issuance that the conditions contained in subsection 4.2(a) and (b) have been satisfied.

SECTION 5

AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Note or LOC Obligation remains outstanding and unpaid or any other amount is owing to any Bank or the Administrative Agent hereunder, the Company shall:

5.1 Financial Statements. Furnish to the Administrative Agent (which shall promptly make available to the Banks):

(a) as soon as available, but in any event no later than the earlier of (i) the date that is five days after the Company is required by the SEC to deliver its Form 10-K for any fiscal year of the Company and (ii) 95 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or any qualification arising out of the scope of the audit, provided that to the extent different components of such consolidated financial statements are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Majority Banks (it being understood that any of the following accounting firms: Deloitte & Touche, Ernst & Young LLP, KPMG and PricewaterhouseCoopers shall not be unacceptable to the Banks; and

(b) as soon as available, but in any event not later than the earlier of (i) the date that is five days after the Company is required by the SEC to deliver its Form 10-Q for each of the first three quarterly periods of each fiscal year of the Company and (ii) 50 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein with a reasonable estimate of the effect on such financial statements on account of such changes in application).

5.2 Certificates; Other Information. Furnish to the Administrative Agent (which shall promptly make available to the Banks):

(a) concurrently with the delivery of the financial statements referred to in subsections 5.1(a) and 5.1(b), a certificate of a Responsible Officer stating that such Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate;

(b) promptly upon receipt thereof, copies of the executive summary portion of any final auditor’s letter or auditor’s report submitted to the Company’s board of directors or any committee thereof relating to internal financial controls of the Company or any Subsidiary; and

(c) promptly, such additional financial and other information as any Bank through the Administrative Agent may from time to time reasonably request.

5.3 Conduct of Business and Maintenance of Existence. Continue to engage in business of substantially the same general type as now conducted by it or any business reasonably ancillary, complementary or related thereto, taken as a whole, and preserve, renew and keep in full force and effect its corporate existence and take such reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 6.4; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

5.4 Inspection of Property; Books, Records and Discussions.

(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are to be made of all dealings and transactions in relation to its business and activities.

(b) Permit representatives of the Administrative Agent and the Banks (other than Excluded Individuals of the Administrative Agent and the Banks) which are not Competitors to visit and inspect at their own expense (unless a Default or Event of Default has occurred and is continuing, in which case at the Company’s expense) any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable prior notice to the Company and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants, provided that (i) representatives of the Company shall have the opportunity to be present at any meeting with its independent certified public accountants and (ii) the Company and its Subsidiaries shall have no obligation to provide access to information which is the subject of a confidentiality agreement between the Company or any of its Subsidiaries, on the one hand, and a customer of the Company or of any of its Subsidiaries, on the other hand. The Administrative Agent shall endeavor to coordinate such visits by the Banks in order to minimize inconvenience to the Company, and so long as no Event of Default shall be continuing, such visits shall occur not more frequently than once per fiscal quarter.

5.5 Notices. Promptly give notice to the Administrative Agent (and the Administrative Agent shall promptly notify each Bank) of:

(a) the occurrence of any Default or Event of Default;

(b) the occurrence of a Change of Control;

(c) any litigation, investigation or proceeding which would have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within ten Business Days after the Company or any Commonly Controlled Entity knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, the commencement of any obligation to contribute to any Multiemployer Plan by the Company or any Commonly Controlled Entity, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan; (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; (iii) the application for a minimum funding waiver with respect to a Plan has been made; (iv) all of the requirements for imposition of a lien under Section 302(f) of ERISA have been met with respect to any Plan; and (iv) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; and

(e) the use of the proceeds of any Loans for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

5.6 Covenant to Deliver Guaranty. Upon the date that is the earlier of (x) 364 days after the incurrence of Indebtedness under the Related Financings by any Subsidiary of the Company and (y) the date on which any of the Related Financings are refinanced by any Subsidiary of the Company, if the sum (the “Guarantee Triggering Amount”) of (i) the then outstanding aggregate principal amount of Indebtedness under the Related Financings, plus (ii) the then outstanding aggregate principal amount of all other Indebtedness of any Significant Subsidiary that is subject to limitation under Section 6.1, plus (iii) the aggregate amount of indebtedness secured by Liens permitted under Section 6.2(j), plus (iv) the discounted present value of all net rentals payable under leases covered by Section 6.3(a) (and not expressly excluded therefrom) exceeds the greater of $300,000,000 or 15% of Consolidated Net Worth, then at the Company’s expense, the Company shall:

(a) cause each such Subsidiary that has outstanding Indebtedness under the Related Financings (each such Subsidiary, a “Subsidiary Guarantor”) to duly execute and deliver to the Administrative Agent a guaranty, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Obligations, and

(b) within 30 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, (i) a certificate attesting to the solvency of such Subsidiary, (ii) a copy of the resolutions of the board of directors of such Subsidiary authorizing the execution, delivery and performance of such guaranty and (iii) a signed copy of a favorable opinion, addressed to the Administrative Agent and the Banks, Issuing Lenders and the Swing Line Bank, of counsel for such Subsidiary (which may be in-house counsel) reasonably acceptable to the Administrative Agent as to (A) the matters contained in clause (a) above, (B) such guaranty being legal, valid and binding obligations of such Subsidiary thereto enforceable in accordance with their terms (subject to customary exceptions) and (C) such other matters as the Administrative Agent may reasonably request.

Any guaranty provided pursuant to this Section 5.6 shall be automatically released upon (i) the sale or other disposition (including by way of consolidation or merger, other than a consolidation or merger into the Company) of any Subsidiary Guarantor or the sale or disposition of the assets as an entirety or substantially as an entirety of such Subsidiary Guarantor (other than to the Company) otherwise permitted by this Agreement, (ii) the Guarantee Triggering Amount being reduced to equal to or less than the greater of $300,000,000 or 15% of Consolidated Net Worth., or (iii) a consolidation or merger of such Subsidiary Guarantor with or into the Company.

SECTION 6

NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Note or LOC Obligation remains outstanding and unpaid or any other amount is owing to any Bank or the Administrative Agent hereunder, the Company shall not:

6.1 Limitation on Significant Subsidiary Indebtedness. Permit any of its Significant Subsidiaries, directly or indirectly, to create, incur, assume or suffer to exist any Indebtedness (which for purposes of this subsection 6.1 shall include, without duplication, Guarantee Obligations) unless immediately thereafter the aggregate amount of (x) all Indebtedness of Significant Subsidiaries (excluding (A) any Guarantee Obligations in respect of Indebtedness under this Agreement, (B) the Related Financings (and any Guarantee Obligations in respect thereof) and (C) Indebtedness owed to the Company or a Significant Subsidiary, including any renewal or replacement of any of the obligations under clauses (A), (B) or (C)), (y)

the aggregate amount of indebtedness secured by Liens permitted under Section 6.2(j) and (z) the discounted present value of all net rentals payable under leases covered by subsection 6.3(a) (and not expressly excluded therefrom) would not exceed the greater of $300,000,000 or 15% of Consolidated Net Worth; provided, however, that, solely, for the purposes of this covenant, Indebtedness shall not include indebtedness incurred in connection with (a) overdraft or similar facilities related to settlement, clearing and related activities by a Significant Subsidiary in the ordinary course of business consistent with past practice, (b) Purchased Receivables Financings, (c) to the extent the same constitutes Indebtedness, obligations in respect of net capital adjustments and/or earn-out arrangements pursuant to a purchase or acquisition otherwise permitted under this Agreement, (d) obligations under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims or other statutory obligations and obligations in respect of bank overdrafts not more than two days overdue, in each case, incurred in the ordinary course of business, (e) indebtedness owing to insurance companies to finance insurance premiums incurred in the ordinary course of business and (f) Guarantee Obligations with respect to Indebtedness and other liabilities otherwise permitted under this Agreement; and provided, further, that any Indebtedness of a Person (i) existing at the time such Person becomes a Significant Subsidiary or is merged with or into the Company or a Significant Subsidiary or other entity or (ii) assumed by the Company or a Subsidiary in connection with the acquisition of all or a portion of the business of such Person, shall not be deemed to be Indebtedness created, incurred, assumed or guaranteed by a Significant Subsidiary or otherwise deemed to be Indebtedness of a Significant Subsidiary for the purposes of this covenant.

6.2 Limitation on Liens. Directly or indirectly, create, incur, assume or suffer to exist, or permit any of its Significant Subsidiaries to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) any Lien on any property now owned or hereafter acquired or constructed by the Company or a Subsidiary, or on which property so owned, acquired or constructed is located, which Lien (i) in the case of any property so acquired, existed on such property at the time of acquisition thereby by the Company or such Subsidiary or (ii) secures or provides for the payment of any part of the purchase or construction price or cost of improvements of such property and was created prior to, contemporaneously with or within 360 days after, such purchase, construction or improvement (and any replacements or refinancings for such Liens); provided, that (i) if a firm commitment from a bank, insurance company or other lender or investor (not including the Company, a Subsidiary or an Affiliate of the Company) for the financing of the acquisition or construction of property is made prior to, contemporaneously with or within the 360-day period hereinabove referred to, the applicable Lien shall be deemed to be permitted by this paragraph (a) whether or not created or assumed within such period, and (ii) each such Lien is not spread to cover any additional property and the amount of Indebtedness secured thereby is not increased;

(b) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(d) Liens of landlords or of mortgagees of landlords arising by operation of law;

(e) pledges, deposits or other Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements) and Liens on the proceeds of insurance policies created in connection with any of the foregoing;

(f) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and have not been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

(i) Liens on Purchased Receivables and related assets granted in connection with one or more Purchased Receivables Financings; and

(j) any Lien not otherwise permitted under this subsection 6.2, provided that the aggregate amount of indebtedness secured by all such Liens, together with (x) the aggregate principal amount of Subsidiary Indebtedness that is subject to limitation under Section 6.1 and (y) the aggregate sale price of property involved in sale and leaseback transactions not otherwise permitted except under subsection 6.3(a), does not exceed the greater of $300,000,000 or 15% of Consolidated Net Worth.

6.3 Limitation on Sales and Leasebacks. Sell or transfer, or permit any Subsidiary to sell or transfer, (except to the Company or one or more of its wholly-owned Subsidiaries, or both) any Principal Facility owned by it on the date of this Agreement with the intention of taking back a lease of such property, other than a lease relating to computer hardware with lease terms of four years or less, unless either:

(a) the sum of the aggregate sale price of property involved in sale and leaseback transactions not otherwise permitted under this subsection plus (x) the aggregate principal amount of Subsidiary Indebtedness subject to limitation under Section 6.1 and (y) the aggregate amount of indebtedness secured by all mortgages, pledges, liens and encumbrances not otherwise permitted except under subsection 6.2(j) does not exceed the greater of $300,000,000 or 15% of Consolidated Net Worth; or

(b) the Company within 120 days after the sale or transfer shall have been made by the Company or by any such Subsidiary applies an amount equal to the greater of (i) the net proceeds of the sale of the Principal Facility sold and leased back pursuant to such arrangement or (ii) the fair market value of the Principal Facility sold and leased back at the time of entering into such arrangement (which may be conclusively determined by the Board of Directors of the Company) to the retirement of Funded Indebtedness of the Company; provided, that the amount required to be applied to the retirement of Funded Indebtedness of the Company pursuant to this clause (b) shall be reduced by the principal amount of any Funded Indebtedness of the Company voluntarily retired by the Company within 120 days after such sale, whether or not any such retirement of Funded Indebtedness shall be specified as being made pursuant to this clause (b). Notwithstanding the foregoing, no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

6.4 Limitations on Fundamental Changes. Directly or indirectly, sell, assign, lease, transfer or otherwise dispose of all or substantially all of its assets or consolidate with or merge into any Person or permit any Person to merge into it, provided that the Company may enter into a consolidation or merger with any Person if (i) the survivor formed by or resulting from such consolidation or merger is the Company and (ii) at the time of such consolidation or merger and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

6.5 Limitations on Restrictions on Dividends. Permit any Significant Subsidiary exclusively organized under the laws of the United States of America or any state thereof to enter into any arrangement with any Person which in any way prohibits, limits the amount of or otherwise impairs the declaration or distribution by such Subsidiary of dividends on its Capital Stock (other than limitations arising under (i) any Requirement of Law, (ii) any agreement or instrument in effect at the time a Person first became a Subsidiary of the Company or the date such agreement or instrument is otherwise assumed by the Company or any of its Subsidiaries, so long as such agreement or instrument was not entered into solely in contemplation of such Person becoming a Subsidiary of the Company or such assumption, and (iii) any agreement or instrument entered into in connection with the sale of such Subsidiary) if such arrangement, together with all other similar arrangements, could reasonably be expected to have a Material Adverse Effect.

6.6 Financial Covenant. Permit the ratio of (i) combined or consolidated EBITDA of the Company and its Subsidiaries for any period of four consecutive fiscal quarters for which financial statements have most recently been delivered under Section 5.1 commencing with the fiscal period ending September 30, 2006 to (ii) interest expense during such period in respect of all Covenant Indebtedness of the Company and its Subsidiaries to be less than 2.00 : 1.00. “Covenant Indebtedness” means all indebtedness that, in accordance with GAAP, is required to be reflected as a liability on a consolidated balance sheet of the Company and its Subsidiaries.

SECTION 7

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Company shall fail to pay any principal of any Note when due in accordance with the terms thereof or hereof; or the Company shall fail to reimburse the Issuing Lenders for any LOC Obligations when due in accordance with the terms hereof; or the Company shall fail to pay any interest on any Note, or any other amount payable hereunder, within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made, or deemed made pursuant to subsection 4.2, by the Company herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

(c) The Company shall default in the observance or performance of any agreement contained in subsection 5.4(b), 5.5(a) or 5.5(b) or Section 6; or

(d) A Change of Control shall occur; or

(e) The Company shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (d) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of written notification to the Company by the Administrative Agent or any Bank or after any Responsible Officer becomes aware or, with reasonable diligence, would become aware of such default; or

(f) The Company or any of its Significant Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Notes) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, and such default shall be continuing; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto beyond any applicable period of grace, and such default shall be continuing, or any other event shall occur or condition exist and be continuing, the effect of which default or other event or condition is to cause, or permit the holders of such Indebtedness or Guarantee Obligation to cause, such Indebtedness to become due or required to be purchased, redeemed or otherwise defeased prior to its stated maturity or such Guarantee Obligation to become payable, provided that the aggregate principal amount of any such Indebtedness and Guarantee Obligations outstanding at such time, when aggregated with the outstanding principal amount of all other such Indebtedness and Guarantee Obligations in respect of which the Company or any Significant Subsidiary shall have so defaulted or an event shall have occurred or a condition exists as described above, aggregates $100,000,000 or more; or

(g) (i) The Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Banks is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would have a Material Adverse Effect; or

(i) The rendering against the Company or any Significant Subsidiary of one or more final nonappealable judgments, decrees or orders for the payment of money which, either singly or in the aggregate with all other monies in respect of which a final nonappealable judgment, decree or order for payment shall have been rendered against the Company or any Significant Subsidiary, aggregates $100,000,000 or more, and the continuance of such judgments, decrees or orders unsatisfied and in effect for any period of 30 consecutive days or, in the case of a foreign judgment, decree or order the enforcement of which is not being sought in the United States, 60 consecutive days without a stay of execution; provided, however, that any such amount shall be calculated after deducting from the sum so payable any amount of such judgment or order that is covered by a valid and binding policy of insurance in favor of the Company or such Subsidiary from an insurer that is rated at least “A” by A.M. Best Company, which policy covers full payment thereof and which insurer has been notified, and has not disputed the claim made for payment, of such amount of such judgment or order;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Company, automatically the Commitments and Swing Line Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Banks, the Administrative Agent may, or upon the request of the Majority Banks, the Administrative Agent shall, by notice to the Company declare the Commitments and Swing Line Commitments to be terminated forthwith, whereupon the Commitments and Swing Line Commitments shall immediately terminate; and (ii) with the consent of the Majority Banks, the Administrative Agent may, or upon the request of the Majority Banks, the Administrative Agent shall, by notice of default to the Company, (Y) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable and (Z) direct the Company to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit in an amount equal to the maximum amount that may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8

THE ADMINISTRATIVE AGENT

8.1 Appointment. Each Bank hereby irrevocably designates and appoints Citibank as the Administrative Agent of such Bank under this Agreement and the Notes and each Bank irrevocably authorizes Citibank, as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the Notes and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the Notes, together with such other powers as are reasonably incidental thereto. Each Bank acknowledges that the Company may rely on each action taken by the

Administrative Agent on behalf of the Banks hereunder. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the Notes or otherwise exist against the Administrative Agent.

8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the Notes by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Banks and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions.

8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the Notes (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, this Agreement (except for the Administrative Agent’s due execution and delivery) or the Notes or for any failure of the Company to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the Notes or to inspect the properties, books or records of the Company.

8.4 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or the Notes unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Majority Banks (or such other number of Banks as is expressly required hereby), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

(b) For purposes of determining compliance with the conditions specified in Section 4.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank.

8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Banks; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

8.6 Non-Reliance on Administrative Agent and Other Banks. Each Bank expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the Notes, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise) or creditworthiness of the Company which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7 Indemnification. The Banks agree to indemnify each of the Administrative Agent, the Swing Line Bank and the Issuing Lenders in their capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so to the extent required pursuant to Section 9.5), ratably according to the respective amounts of their Commitments (or, if the Commitments have been terminated, ratably according to the respective amount of their outstanding Loans or, if no Loans are outstanding, their Commitments as of the date of such termination) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the Notes or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, the Swing Line Bank or the Issuing Lenders under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, Swing Line Bank’s or any Issuing Lender’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

8.8 Administrative Agent in Its Individual Capacity. With respect to its Commitment, the Loans made by it and the Note issued to it, Citibank shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent; and the term “Bank” or “Banks” shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the Company, any of its Subsidiaries and any Person who may do business with or own securities of the Company or any such Subsidiary, all as if Citibank were not the Administrative Agent and without any duty to account therefor to the Banks. The Administrative Agent shall have no duty to disclose any information obtained or received by it or any of its Affiliates relating to the Company or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as Administrative Agent. In the event that Citibank or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Company, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any obligation of the Company hereunder or under any other Loan Document by or on behalf of Citibank in its capacity as the Administrative Agent for the benefit of any Bank under this Agreement or any Note (other than Citibank or an Affiliate of Citibank) and which is applied in accordance with this Agreement shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Banks and the Company, such resignation to become effective upon the appointment of a successor Administrative Agent as provided below. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Majority Banks shall appoint from among the Banks a successor agent for the Banks, which successor agent shall be approved by the Company if no Default or Event of Default has

occurred and is continuing (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

8.10 Syndication Agent, etc. Neither the Syndication Agent, any Documentation Agent nor any Persons identified in this Agreement as “Lead Arranger” or “Book Runner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks and the Swing Line Bank as such. Without limiting the foregoing, none of such Banks or the Swing Line Bank shall have or be deemed to have a fiduciary relationship with any Bank or the Swing Line Bank. Each Bank and the Swing Line Bank hereby makes the same acknowledgments with respect to Banks and the Swing Line Bank as it makes with respect to the Administrative Agent in Section 8.8.

SECTION 9

MISCELLANEOUS

9.1 Amendments and Waivers. None of this Agreement, any Note or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the written consent of the Majority Banks, the Administrative Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto and to the Notes for the purpose of changing any provisions of or adding any provisions to this Agreement or the Notes or changing in any manner the rights of the Banks or of the Company hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the Notes or any Default or Event of Default and its consequences; provided, however, that (i) each Bank shall receive a form of any such waiver, amendment, supplement or modification prior to the execution thereof by the Majority Banks or the Administrative Agent and (ii) no such waiver and no such amendment, supplement or modification shall (a) increase or extend the Commitment of any Bank, the maturity of any Note or any installment thereof, or reduce the rate or extend the time of payment of interest thereon (other than an amendment of 2.09(d) or waiver of the obligation of the Company to pay any increased interest pursuant to 2.09(d) or 2.22(d) which may be approved by the Majority Banks or the applicable Issuing Lender), or reduce the amount or extend the time of payment of any fee payable to any Bank hereunder, or change the amount of any Bank’s Commitment or the Swing Line Bank’s Swing Line Commitment, in each case without the consent of the Bank or the Swing Line Bank, as the case may be, affected thereby, or (b) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Majority Banks, or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, or waive the conditions precedent to the making of any Loan set forth in subsection 4.2, in each case without the written consent of all the Banks, (c) amend, modify or waive any provision of Section 8 without the written consent of the then Administrative Agent, (d) amend, modify or waive any provision of the Loan Documents affecting the rights or duties of the Administrative Agent, the Issuing Lenders or the Swing Line Bank under any Loan Document without the written consent of the Administrative Agent, the Issuing Lenders and/or the Swing Line Bank, as applicable, in addition to the Banks required hereinabove to take such action. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Company, the Banks and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2 Notices. (a) Except as otherwise provided in subsection (b) below, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy,) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or five days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company and the Administrative Agent, and as set forth in Schedule 1.1 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Company:	The Western Union Company
12500 E. Mt. Belford Ave. M2385
Englewood, CO 80112
Attention: Treasurer
Telecopy: (720) 332-0213
Confirmation Telephone: (720) 332-5269

with a copy of any notice to the Company to:	The Western Union Company
12500 E. Mt. Belford Ave. M2385
Englewood, CO 80112
Attention: General Counsel’s Office
Telecopy: (720) 332-0515
Confirmation Telephone: (720) 332-5683

The Administrative Agent:	Citibank, N.A., as Administrative Agent
Two Penns Way
New Castle, DE 19720
Attention: Bank Loan Syndications
Telecopier: 212-994-0961
Telephone: 302-894-6128

with a copy of any notice to the Administrative Agent to:	Citibank, N.A., as Administrative Agent
400 Perimeter Center Terrace, Suite 600
Atlanta, GA 30346
Attention: David McNeela
Telecopier: 404-921-9163
Telephone: 770-668-8613

provided that any notice, request or demand to or upon the Administrative Agent or the Banks pursuant to subsection 2.3, 2.5, 2.6, 2.7, 2.18 or 2.19 shall not be effective until received.

(b) So long as Citibank or any of its Affiliates is the Administrative Agent, the Company shall use commercially reasonable efforts to deliver to the Administrative Agent materials required to be delivered pursuant to Section 5.1 in an electronic medium in a format acceptable to the Administrative Agent and the Company by e-mail at oploanswebadmin@citigroup.com. The Company agrees that the Administrative Agent may make such materials, and, without warranty or liability to the Company, other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Banks by posting such notices on a confidential basis on Intralinks or a substantially similar electronic system (the “Platform”) mutually acceptable to the Administrative Agent and the Company. The Company acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform in the absence of gross negligence or willful misconduct of the Administrative Agent or its Affiliates. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(c) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address as set forth above, and each Bank agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform, in each case, shall constitute effective delivery of such information, documents or other materials to the Administrative Agent and such Bank for purposes of this Agreement; provided that if requested by any Bank the Administrative Agent shall deliver a copy of the Communications to such Bank by email or telecopier. Each Bank agrees (i) to notify the Administrative Agent in writing of such Bank’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Bank becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Bank) and (ii) that any Notice may be sent to such e-mail address.

9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

9.5 Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes and any other documents prepared in connection herewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Bank and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and any such other documents, including, without limitation, fees and disbursements of counsel to the Administrative Agent and to the several Banks, (c) to pay, and indemnify and hold harmless each Bank and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes and any such other documents, and (d) to pay, and indemnify and hold harmless each Bank and the Administrative Agent and each of their respective officers, directors, employees and affiliates from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, and any such other documents (all the foregoing, collectively, the “indemnified liabilities”), provided, that the Company shall have no obligation hereunder to the Administrative Agent or any Bank with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent or such Bank, (ii) legal proceedings commenced or claims against the Administrative Agent or such Bank by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, (iii) legal proceedings commenced or claims against the Administrative Agent or such Bank by any other Bank or by any Transferee or (iv) claims settled without the consent of the Company. In the case of any investigation, litigation or other proceeding or action to which the indemnity in this subsection 9.5 applies, such indemnity shall be effective whether or not such investigation, litigation or other proceeding or action is brought by the Company or any affiliate of the Company, whether or not the party seeking indemnity is otherwise a party thereto and whether or not any aspect of the transactions contemplated hereby is consummated.

The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations; Purchasing Banks.

(a) This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

(b) Any Bank may, in accordance with applicable law, sell to one or more banks or other entities which are not Competitors (“Participants”) participating interests in any Loan owing to such Bank, any Note held by such Bank, the Commitment of such Bank or any other interest of such Bank hereunder, provided that with respect to any such sale of a participating interest, the Bank selling such participating interest must retain the right to make all determinations under this Agreement other than requests for (i) reductions in the principal amount of the Loans, (ii) reductions in the interest rates payable on the Loans, (iii) reductions in the facility fee payable to such selling Bank pursuant to subsection 2.4 and (iv) waivers and extensions in respect of payment dates on account of principal of the Loans, Interest Payment Dates and the dates on which such facility fee is payable. In the event of any such sale by a Bank of participating interests to a Participant, such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. The Company agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note, provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Banks the proceeds thereof as provided in subsection 9.7. The Company also agrees that each Participant shall be entitled to the benefits of subsections 2.14, 2.15 and 2.16 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

(c) Any Bank may, in accordance with applicable law and with the consent of the Administrative Agent, the Swing Line Bank and each Issuing Lender (which shall not be unreasonably withheld) at any time sell to any Bank or any affiliate thereof (but only if such affiliate’s Short-Term Ratings equal or exceed the Short-Term Ratings of such selling Bank) and, with the consent of the Company (unless there is an Event of Default under clause (a) or (g) of Article VII occurring or continuing), the Administrative Agent, the Swing Line Bank and each Issuing Lender (which in each case shall not be unreasonably withheld), to one or more additional banks or financial institutions other than the Borrower or any of its Subsidiaries (“Purchasing Banks”) all or any part of its rights and obligations under this Agreement and its Note pursuant to a Commitment Transfer Supplement, substantially in the form of Exhibit D (a “Commitment Transfer Supplement”), executed by such Purchasing Bank, such transferor Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Company, the Administrative Agent, the Swing Line Bank and each Issuing Lender) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that (i) in connection with such sale, such transferor Bank must transfer all of its outstanding Commitment to such Purchasing Bank or, if no Commitments are then in effect, such transferor Bank must transfer all of the unpaid Loans and Participation Interests held by such Bank to such Purchasing Bank or (ii) after giving effect to such sale the outstanding Commitment of such transferor Bank must equal or exceed $10,000,000, provided, further, with respect to a Purchasing Bank which was not a Bank or an affiliate of a Bank prior to such sale, the outstanding Commitment of such Purchasing Bank after giving effect to such sale must equal or exceed $10,000,000, unless the Company and the Administrative Agent otherwise agree. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date determined pursuant to (and as defined in) such Commitment Transfer Supplement, (x) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, (in addition to any such rights and obligations theretofore held by it) have the rights and obligations of a Bank hereunder with a Commitment as set forth therein, and (y) the transferor Bank thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Bank’s rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto, provided, that it is expressly understood and agreed that such transferor Bank shall retain (x) all of such transferor Bank’s rights under subsections 2.14, 2.15, 2.16 and 9.5 of this Agreement with respect to any cost, reduction or payment incurred or made prior to the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, including, without limitation the rights to indemnification and to reimbursement for taxes, costs and expenses and (y) all of such transferor Bank’s obligations under Section 8.7 to the extent any claim thereunder relates to an event arising prior to the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitments and Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Notes. On or prior to the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, the Company, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Purchasing Bank in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, if the transferor Bank has retained a Commitment hereunder, a new Note to the order of the transferor Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Note surrendered by the transferor Bank shall be returned by the Administrative Agent to the Company marked “cancelled”.

(d) The Administrative Agent shall maintain at its address referred to in subsection 9.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of each Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a Commitment Transfer Supplement executed by a transferor Bank and Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Company and the Administrative Agent) together with payment to the Administrative Agent, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, of a registration and processing fee of $3,500 by the transferor Bank, the Administrative Agent shall (i) promptly accept such Commitment Transfer Supplement and (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Company.

(f) Subject to subsection 9.8, the Company authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a “Transferee”) and any prospective Transferee any and all financial information in such Bank’s possession concerning the Company and its affiliates which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Company in connection with such Bank’s credit evaluation of the Company and its affiliates prior to becoming a party to this Agreement.

(g) If, pursuant to this subsection, any interest in this Agreement or any Note is transferred to any Transferee which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code), the transferor Bank shall require such Transferee, concurrently with the effectiveness of such transfer, to deliver (i) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or successor applicable form, as the case may be or (ii) in the case of such a Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Bank is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) two duly completed copies of United States Internal Revenue Service Form W-8BEN, in each case certifying such Bank’s entitlement to a complete exemption from United States withholding tax with respect to interest payments to be made under this Agreement and under any Note. The transferor Bank shall also require such Transferee (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to agree (for the benefit of the transferor Bank, the Administrative Agent and the Company) to provide the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Administrative Agent and the Company) new such form or successor applicable form upon the expiration or obsolescence of any previously delivered forms and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee and (iii) to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(h) Nothing herein shall prohibit any Bank or the Swing Line Bank from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

(i) The Swing Line Bank may not (except as provided in subsections 2.19 and 9.6(h)) assign or sell participations in all or any part of its Swing Line Loans, its Swing Line Note or its Swing Line Commitment.

(j) Each Issuing Lender may, with the consent of the Company (which consent shall not be unreasonably withheld or delayed), assign to one or more Banks all or a portion of its rights and obligations under the undrawn portion of its LOC Commitment at any time; provided, however, that the parties to each such assignment shall execute and deliver to the Administrative Agent appropriate documentation in respect thereof.

9.7 Adjustments; Set-off.

(a) If any Bank (a “benefitted Bank”) shall at any time receive any payment of all or part of its Loans then payable, or interest then payable thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank’s Loans then payable, or interest then payable thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank’s Loans or such interest thereon, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank’s Loans or interest thereon may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

(b) In addition to any rights and remedies of the Banks provided by law, if an Event of Default has occurred and is continuing, each Bank and each of its Affiliates shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank, any of its Affiliates or any branch or agency thereof to or for the credit or the account of the Company. The aforesaid right of set-off may be exercised by such Bank and each of its Affiliates against the Company or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Company, or against anyone else claiming through or against the Company or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Bank or its Affiliates prior to the occurrence of any Event of Default. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Bank or its Affiliates, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.8 Table of Contents and Section Headings. The table of contents and the section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

9.9 Confidentiality. Each of the Banks and the Administrative Agent agrees to keep confidential (and to cause its officers, directors, employees, agents and representatives, and its Affiliates’ officers, directors, employees, agents and representatives who gain access to Confidential Materials (as defined below), to keep confidential) any information which is or has been obtained pursuant to the terms of this Agreement (including, without limitation, subsection 5.4(b)) (collectively, the “Confidential Materials”), except that such Bank or the Administrative Agent, as the case may be, shall be permitted to disclose the Confidential Materials (a) to such of the officers, directors, employees, agents, independent auditors and representatives of the Bank or any of its Affiliates as need to know such Confidential Materials in connection with its administration of its Commitment and Loans (provided such persons are informed of the confidential nature of the Confidential Materials and the restrictions imposed by this subsection), (b) to the extent required by law (including, without limitation disclosure to bank examiners and regulatory officials) or legal process (in which event such Bank or the Administrative Agent, as the case may be, will promptly notify the Company of any such requirement), (c) to the extent such Confidential Materials become publicly available other than as a result of a breach of the provisions of this subsection, (d) to the extent the Company shall have consented to such disclosure in writing, (e) to a prospective Transferee which agrees in writing to be bound by the terms of this subsection as if it were a Bank party to this Agreement, (f) to a Governmental Authority in connection with litigation involving this Agreement or the Notes, (g) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Agreement customarily found in such publications and (h) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with this Agreement or any other Loan Document; provided that in no event shall any such Bank or the Administrative Agent disclose any of the Confidential Materials to any of its Excluded Individuals.

9.10 Patriot Act Notice. Each Bank and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Company that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Company in accordance with the Patriot Act.

9.11 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

9.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.13 Integration. This Agreement represents the entire agreement of the Company, the Administrative Agent and the Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Bank relative to subject matter hereof not expressly set forth or referred to herein or in the Notes.

9.14 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.15 Submission To Jurisdiction; Waivers. Each of the Company, the Administrative Agent and the Banks hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Notes, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of

New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in subsection 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

9.16 Acknowledgements. Each of the Company, the Administrative Agent and the Banks hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Notes;

(b) neither the Administrative Agent nor any Bank has any fiduciary relationship to the Company, and the relationship between the Administrative Agent and the Banks, on the one hand, and the Company, on the other hand, is solely that of debtor and creditor; and

(c) no joint venture exists among the Banks or among the Company and the Banks.

9.17 WAIVERS OF JURY TRIAL. THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES AND FOR ANY COUNTERCLAIM THEREIN.

9.18 Effectiveness. This Agreement shall become effective on the date on which all of the conditions set forth in Section 4.1 have been satisfied or waived by the Banks and all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Banks, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

9.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Company in respect of any such sum due from it to the Administrative Agent or any Bank hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than currency required to be paid hereunder (the “Contract Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Bank of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Bank may in accordance with normal banking procedures purchase the Contract Currency with the Judgment Currency. If the amount of the Contract Currency so purchased is less than the sum originally due to the Administrative Agent or such Bank in such Contract Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Bank or the Person to whom such obligation was owing against such loss. If the amount of the Contract Currency so purchased is greater than the sum originally due to the Administrative Agent or such Bank in such currency, the Administrative Agent and the Banks agree to apply such excess to any Loans or other amounts then due and payable hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

COMPANY:	THE WESTERN UNION COMPANY, a Delaware corporation

	By:	/s/ David G. Barnes
	Name:	David G. Barnes
	Title:	Executive Vice President Finance and Strategic Development

ADMINISTRATIVE AGENT AND BANKS:	CITIBANK, N.A., as Administrative Agent, Swing Line Bank, Issuing Lender and as a Bank

	By:	/s/ Kevin Ege
	Name:	Kevin Ege
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION as Issuing Lender and as a Bank

By:	/s/ Scott Bjelde
Name:	Scott Bjelde
Title:	Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH

By:	/s/ Christian A. Giordano
Name:	Christian A. Giordano
Title:	Authorized Signatory

BARCLAYS BANK PLC

By:	/s/ Alison McGuigan
Name:	Alison McGuigan
Title:	Associate Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Mark M. Cisz
Name:	Mark M. Cisz
Title:	Vice President

MORGAN STANLEY BANK

By:	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Mark B. Felker
Name:	Mark B. Felker
Title:	Managing Director

BNP PARIBAS

By:	/s/ Pierre Nicholas Rogers
Name:	Pierre Nicholas Rogers
Title:	Managing Director

By:	/s/ Jamie Dillon
Name:	Jamie Dillon
Title:	Managing Director

DEUTSCHE BANK AG, NEW YORK BRANCH

By:	/s/ Brett Hanmer
Name:	Brett Hanmer
Title:	Vice President

By:	/s/ Ruth Leung
Name:	Ruth Leung
Title:	Director

FIFTH THIRD BANK

By:	/s/ Peter Caligiuni
Name:	Peter Caligiuni
Title:	Vice President

KEY BANK, N. A.

By:	/s/ David A. Wild
Name:	David A. Wild
Title:	Vice President

THE BANK OF NOVA SCOTIA

By:	/s/ Todd Meller
Name:	Todd Meller
Title:	Managing Director

CIBC, INC.

By:	/s/ Dominic Sorresso
Name:	Dominic Sorresso
Title:	Executive Director

CIBC World Markets Corp.
Authorized Signatory

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Doug Pogge
Name:	Doug Pogge
Title:	First Vice President

SOCIÉTÉ GÉNÉRALE

By:	/s/ Melissa Goeden
Name:	Melissa Goeden
Title:	Vice President

THE BANK OF NEW YORK

By:	/s/ Robert Besser
Name:	Robert Besser
Title:	Vice President

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